UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a – 101)

INFORMATION REQUIRED IN

PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant  ☒                     Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to R240.14a-12

VMware, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies: ☐

(2)	Aggregate number of securities to which transaction applies: ☐

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee calculated and state how it was determined): ☐

(4)	Proposed maximum aggregate value of transaction: ☐

(5)	Total fee paid: ☐

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

VMWARE, INC.

NOTICE OF THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 28, 2014

To the Stockholders of VMware, Inc.:

Notice is hereby given that the Annual Meeting of Stockholders of VMware, Inc., a Delaware corporation, will be held at VMware’s principal executive offices at 3401 Hillview Avenue, Palo Alto, California 94304, on Wednesday, May 28, 2014, at 9:00 a.m. local time. We will also offer a webcast of the Annual Meeting on the investor relations page of our website at http://ir.vmware.com. The webcast will be available on our website for approximately 60 days following our meeting.

We are holding the meeting for the following purposes:

1.	To elect three members nominated by us to the Board of Directors to serve as Class I directors, of which two are Group I directors to be elected by our sole Class B common stockholder and one is a Group II director to be elected by our Class A common stockholders and our Class B common stockholder voting together as a class, each for a three-year term expiring at the 2017 Annual Meeting of Stockholders.

2.	To vote, on an advisory basis, to approve named executive officer compensation.

3.	To ratify the selection by the Audit Committee of our Board of Directors of PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending December 31, 2014.

4.	To transact any and all other business that may properly come before the meeting or any adjournments thereof.

All stockholders of record of our common stock at the close of business on March 31, 2014, the record date, are entitled to notice of and to vote at this meeting and any adjournments thereof.

Class A common stockholders may cast their votes by completing a proxy. Whether or not you plan to attend the meeting, please cast your vote as instructed in the Notice Regarding the Availability of Proxy Materials and as explained in the answers to “If I wish to vote in person, how do I vote?” and “If I want to vote via the Internet or by telephone, how do I vote?” on page 4 of the proxy statement, over the Internet or by telephone, as promptly as possible. You may also request a paper proxy card to submit your vote by mail, if you prefer. We encourage you to vote via the Internet. Internet voting is convenient, helps reduce the environmental impact of our Annual Meeting and saves us significant postage and processing costs.

By order of the Board of Directors

/s/ S. DAWN SMITH
S. DAWN SMITH
Senior Vice President, General Counsel, Chief Compliance Officer and Secretary

Palo Alto, California

April 16, 2014

Page

General Information	1

Appendix A: Reconciliation of GAAP to Non-GAAP Data	A-1

i

VMWARE, INC.

3401 Hillview Avenue

Palo Alto, California 94304

PROXY STATEMENT

GENERAL INFORMATION

Why am I receiving these materials?

We have made these materials available to you on the Internet or, upon your request, have delivered printed versions of these materials to you by mail, in connection with the Board of Directors’ solicitation of proxies for use at our 2014 Annual Meeting of Stockholders (the “Annual Meeting”), which will take place on Wednesday, May 28, 2014 at 9:00 a.m. Pacific Time, at VMware’s principal executive offices at 3401 Hillview Avenue, Palo Alto, California 94304. We are making this proxy statement available on the Internet and mailing the Notice of Internet Availability of Proxy Materials to our stockholders on or about April 16, 2014. Our stockholders are invited to attend the Annual Meeting and are requested to vote on the proposals described in this proxy statement.

What is included in these materials?

These materials include:

•	Our proxy statement for the Annual Meeting; and

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, which includes our audited consolidated financial statements.

If you requested printed versions of these materials by mail, these materials also include the proxy card for the Annual Meeting.

What items will be voted on at the Annual Meeting?

There are three items that will be voted on at the Annual Meeting:

•

election of three members nominated by us to the Board of Directors to serve as Class I directors, of which two are Group I directors, to be elected by our sole Class B common stockholder and one of which is a Group II director, to be elected by our Class A common stockholders and our Class B common stockholder voting together as a class, each for a three-year term expiring at the 2016 Annual Meeting of Stockholders;

•	an advisory vote to approve named executive officer compensation; and

•	ratification of the selection by the Audit Committee of our Board of Directors of PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending December 31, 2014.

We are not aware of any matters to be presented at the Annual Meeting other than those described in this proxy statement. If any matters not described in the proxy statement are properly presented at the meeting, the proxy holders will use their discretion to determine how to vote your shares.

What are the Board of Directors’ voting recommendations?

The Board of Directors recommends that our stockholders vote:

•

FOR the Class I, Group I nominees and the Class I, Group II nominee, as listed under “Election of Directors,” to serve until their successors are elected and qualified (Proposal 1) (only EMC Corporation (“EMC”), our Class B common stockholder, can cast votes for the Class I, Group I directors);

•

FOR the approval, on an advisory basis, of the compensation of our named executive officers as disclosed in “Compensation Discussion and Analysis,” the “Summary Compensation Table” and other related tables and disclosures contained in this proxy statement (Proposal 2); and

•

FOR ratification of the selection by the Audit Committee of our Board of Directors of PricewaterhouseCoopers LLP as VMware’s independent auditors for the fiscal year ending December 31, 2014 (Proposal 3).

The Board of Directors expects EMC, the sole holder of our Class B common stock, to vote in accordance with the recommendations made by our Board of Directors for each of the three proposals. EMC has the voting power to adopt and approve all proposals to be voted on at the Annual Meeting. Based on its ownership as of the close of business on March 31, 2014 (the “Record Date”), EMC holds 79.6% of the outstanding shares of VMware’s common stock, representing 97.2% of the combined voting power of our common stock.

Where are VMware’s principal executive offices located, and what is VMware’s main telephone number?

VMware’s principal executive offices are located at 3401 Hillview Avenue, Palo Alto, California 94304. VMware’s main telephone number is (650) 427-5000.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

Under the rules adopted by the U.S. Securities and Exchange Commission (“SEC”), we are furnishing proxy materials to our stockholders on the Internet, rather than mailing printed copies of those materials to each stockholder. If you received a Notice Regarding the Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials unless you request one. Instead, the Notice Regarding the Availability of Proxy Materials will instruct you as to how you may access and review the proxy materials on the Internet. The Notice Regarding the Availability of Proxy Materials also instructs you as to how you may access your proxy card to vote on the Internet. If you received a Notice Regarding the Availability of Proxy Materials by mail and would like to receive a printed copy of our proxy materials, please follow the instructions included in the Notice Regarding the Availability of Proxy Materials.

We are making this proxy statement available on the Internet and mailing the Notice of Internet Availability of Proxy Materials to our stockholders on or about April 16, 2014.

Why didn’t I receive a notice in the mail regarding the Internet availability of the proxy materials?

We are providing some of our stockholders, including stockholders who have previously requested to receive paper copies of the proxy materials and some of our stockholders who are living outside of the United States, with paper copies of the proxy materials instead of a notice about the Internet availability of the proxy materials.

In addition, we are providing notice of the availability of the proxy materials by e-mail to those stockholders who have previously elected delivery of the proxy materials electronically. Those stockholders should have received an e-mail containing a link to the website where those materials are available and a link to the proxy voting website.

How can I access the proxy materials over the Internet?

Your Notice Regarding the Internet Availability of Proxy Materials, proxy card or voting instruction card contains instructions on how to:

•	View our proxy materials for the Annual Meeting on the Internet; and

•	Instruct us to send our future proxy materials to you electronically by e-mail.

Our proxy materials are also available on the investor relations page of our website at http://ir.vmware.com.

How can I obtain a separate set of voting materials?

If you and other residents with the same last name at your mailing address own shares of common stock in street name, your broker or bank may have sent you a notice that your household will receive only one annual report and proxy statement for each company in which you hold stock through that broker or bank. This practice of sending only one copy of proxy materials is known as “householding.” If you received a householding communication, your broker will send one copy of VMware’s 2014 proxy statement to your address unless contrary instructions were given by any stockholder at that address. If you received more than one copy of the proxy materials this year and you wish to reduce the number of reports you receive in the future and save VMware the cost of printing and mailing these reports, your broker will discontinue the mailing of reports on the accounts you select if you follow the instructions provided when you vote over the Internet.

You may revoke your consent to householding at any time by contacting Broadridge Financial Solutions, Inc. (“Broadridge”), either by calling toll free at (800) 542-1061 or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. The revocation of your consent to householding will be effective 30 days following its receipt. In any event, if your household received a single set of proxy materials for this year, but you would prefer to receive your own copy, we will promptly send a copy to you if you go to www.proxyvote.com and request a copy, or if you address your written request to the Investor Relations Department, VMware Inc., 3401 Hillview Avenue, Palo Alto, California 94304, or call us at 650-427-3267.

Who may vote at the Annual Meeting?

If you owned VMware’s Class A common stock or Class B common stock at the close of business on the Record Date, then you may attend and vote at the meeting. We have two classes of authorized common stock: Class A common stock and Class B common stock. As of the close of business on the Record Date, VMware had outstanding and entitled to vote 430,883,908 shares of common stock, of which 130,883,908 shares are Class A common stock and 300,000,000 shares are Class B common stock.

A complete list of stockholders entitled to vote at the Annual Meeting will be available for inspection by any stockholder for any purpose germane to the Annual Meeting for ten days prior to the Annual Meeting during ordinary business hours at our headquarters located at 3401 Hillview Avenue, Palo Alto, California 94304.

How much voting power does EMC have in VMware, and how does it affect the proposals being voted on at the Annual Meeting?

As of the Record Date, EMC, our parent and controlling stockholder, holds all of the outstanding Class B common stock and 43,025,308 shares, or 32.9%, of the outstanding Class A common stock, representing 97.2% of the combined voting power of our common stock. Five members of our Board of Directors—Joseph M. Tucci, Michael W. Brown, John R. Egan, Paul Sagan and David N. Strohm—also serve as members of the board of directors of EMC. Mr. Tucci, the Chairman of our Board of Directors, is also the Chairman and Chief Executive Officer of EMC. Additionally, one member of our Board of Directors—Paul A. Maritz—is the Chief Executive Officer of Pivotal Software, Inc. (“Pivotal”), a majority-owned subsidiary of EMC in which VMware has an ownership interest.

The holders of Class A common stock and Class B common stock will vote together as a single class on all matters described in the proxy materials for which Class A common stockholder votes are being solicited. The election of the Class I, Group I directors nominated for election at the Annual Meeting will be voted on solely by EMC as the holder of all of our outstanding Class B common stock. The holder of Class B common stock is entitled to ten votes per share, except in relation to the election of the Class I, Group II director, in which it is entitled to only one vote per share. The holders of Class A common stock are entitled to one vote per share on all matters to be voted on at the Annual Meeting for which Class A common stockholder votes are being solicited, which are (1) election of the Class I, Group II director, (2) an advisory vote on named executive officer compensation and (3) ratification of the selection by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP as VMware’s independent auditors for the fiscal year ending December 31, 2014.

How many votes must be present to hold the Annual Meeting?

In order to conduct any business at the Annual Meeting, a quorum must be present in person or represented by valid proxies. Except with respect to the election of our Class I, Group I directors, holders of shares representing a majority of the total outstanding shares of our common stock on the Record Date entitled to vote at the Annual Meeting, represented in person or by proxy, constitute a quorum. For the election of the Class I, Group I directors nominated for election at the Annual Meeting, holders of a majority of the outstanding shares of our Class B common stock, represented in person or by proxy, constitute a quorum. Abstentions are considered present for purposes of determining the presence of a quorum. Broker non-votes, as defined below, are also considered present for purposes of determining the presence of a quorum; provided that the shares represented by broker non-votes are voted for, against or in abstention for at least one proposal presented at the Annual Meeting. Your shares will be counted for purposes of determining if there is a quorum, whether representing votes for, against or abstained, if you (1) are present and vote in person at the meeting; or (2) have voted on the Internet, by telephone or by properly submitting a proxy card or voting instruction form by mail.

If I want to vote via the Internet or by telephone, how do I vote?

All Class A common stockholders as of the Record Date have three options for submitting their vote prior to the Meeting:

•	via the Internet at www.proxyvote.com (please see your proxy card or Notice Regarding the Availability of Proxy Materials for instructions); or

•	by phone (please see your proxy card for instructions); or

•	by requesting, completing and mailing in a paper proxy card, as outlined in the Notice Regarding the Availability of Proxy Materials.

If you submit your vote via the Internet, you may also elect to receive future proxy and other materials electronically by following the instructions when you vote. You may vote using the Internet and telephone voting facilities until 11:59 p.m., Eastern Time on May 27, 2014. We encourage you to register your vote via the Internet. If you vote via the Internet, you should be aware that you may incur costs to access the Internet, such as usage charges from telephone companies or Internet service providers, and that these costs must be borne by you. If you vote via the Internet or telephone, then you do not need to return a proxy card by mail. If your shares are held by a bank, broker or other agent, please refer to the instructions they provide for voting your shares.

If I wish to vote in person, how do I vote?

If you are a stockholder of record on the Record Date, you may vote in person at the Annual Meeting. We will give you a ballot when you arrive. If you are a beneficial owner of shares held in street name and you wish to vote in person at the Annual Meeting, you must obtain a legal proxy from the organization that holds your shares.

What is the difference between holding shares as a stockholder of record and as a beneficial owner of shares held in street name?

Stockholder of Record. If your shares are registered directly in your name with our transfer agent, American Stock Transfer and Trust Company, LLC, you are considered the stockholder of record with respect to those shares, and the Notice was sent directly to you by VMware.

Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and the Notice was forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account.

How do I attend the Annual Meeting?

Stockholders who wish to attend the Annual Meeting will be required to present verification of ownership of VMware common stock, such as a bank or brokerage firm account statement. All stockholders who attend the Annual Meeting will be required to present valid government-issued picture identification, such as a driver’s license or passport. Registration will begin at 8:15 a.m. Pacific Time.

What happens if I do not give specific voting instructions?

Stockholders of Record. If you are a stockholder of record and you:

•	Indicate when voting on the Internet or by telephone that you wish to vote as recommended by our Board of Directors; or

•	Sign and return a proxy card without giving specific voting instructions.

Then the proxy holders will vote your shares in the manner recommended by our Board on all matters presented in this proxy statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the meeting.

If you are a stockholder of record and you do not (i) vote on the Internet or by telephone; (ii) return a proxy card, or (iii) cast your ballot at the meeting at the Annual Meeting, then your shares will not be voted and will not be considered present for the purpose of establishing a quorum.

Beneficial Owners of Shares Held in Street Name. If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote on routine proposals but cannot vote on non-routine proposals. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine proposal, the organization that holds your shares will indicate that it does not have the authority to vote on this proposal with respect to your shares. For a discussion of broker non-votes, see the question below entitled “What are broker non-votes, and how will they affect the vote on a proposal?” We encourage you to provide voting instructions to the organization that holds your shares by carefully following the instructions provided in the Notice Regarding the Availability of Proxy Materials.

What are broker non-votes, and how will they affect the vote on a proposal?

A “broker non-vote” occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have the discretionary voting power with respect to that proposal, the broker has not received instructions from the beneficial owner on how to vote for such proposal and there is at least one routine proposal presented at the meeting (such as Proposal No. 3). Under applicable rules, brokers or other nominees have discretionary voting power with respect to proposals that are considered “routine,” but not with respect to “non-routine” proposals. A broker or other nominee cannot vote without instructions on non-routine proposals, therefore there may be broker non-votes on any such proposals. Broker non-votes will have no effect on Proposal No. 1: the election of the Class I, Group II director, and Proposal No. 2. Broker non-votes will be considered present for the purpose of determining the presence of a quorum with respect to Proposal No. 1: the election of the Class I, Group II director, and Proposal No. 2.

The effect of broker non-votes is summarized in the table below:

	Proposal 1: Election of Class I, Group I Directors	Proposal 1: Election of Class I, Group II Director	Proposal 2: Advisory Vote to Approve Named Executive Officer Compensation	Proposal 3: Ratification of Independent Registered Public Accounting Firm
Status of the Proposal	Non-routine	Non-routine	Non-Routine	Routine

Possibility of broker non-votes on the Proposal	No	Yes	Yes	No

Status of broker non-votes for purposes of determining whether stockholder approval has been obtained for the Proposal	Not Applicable*	Broker non-votes are not deemed to be votes cast	Broker non- votes are not deemed to be votes cast	Not Applicable

Status of broker non-votes for quorum purposes	Not Applicable	Considered present	Considered present	Not Applicable

*	Election of Class I, Group I directors may only be voted on by EMC, as the holder of all of our outstanding shares of Class B common stock. EMC is the stockholder of record of our Class B common stock, and no shares of our Class B common stock are held in street name. Therefore, broker non-votes are not applicable to the election of Class I, Group I directors.

How are abstentions treated?

Abstentions are counted for purposes of determining whether a quorum is present. Shares not present at the meeting and shares voting “ABSTAIN” have no effect on the election of directors or the ratification of selection of independent auditors. For the purpose of determining whether the stockholders have approved all other matters, abstentions have the same effect as an “AGAINST” vote.

What is the voting requirement to approve each of the proposals?

Proposal 1—Election of Directors

•

Class I, Group I Directors: The two nominees will be elected by the vote of the majority of the votes of the Class B common stock cast with respect to such nominees at the Annual Meeting. A majority of the votes cast means that the number of votes cast “FOR” a nominee must exceed the number of votes cast “AGAINST” such nominee.

•

Class I, Group II Director: The nominee will be elected by the vote of the majority of the aggregate of the votes of the Class A and Class B common stock cast with respect to the nominee at the Annual Meeting. Each share of Class A common stock and each share of Class B common stock are entitled to one vote on this proposal. A majority of the votes cast means that the number of votes cast “FOR’ a nominee must exceed the number of votes cast “AGAINST” the nominee.

Proposal 2—Advisory Vote to approve Named Executive Officer Compensation

This proposal must receive “FOR” votes from the holders of shares of Class A common stock and Class B common stock representing at least a majority of the votes present and entitled to vote on the matter, although the vote is non-binding. Each share of Class A common stock is entitled to one vote, and each share of Class B common stock is entitled to ten votes, on this proposal.

Proposal 3—Ratification of the selection by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending December 31, 2014

This proposal must receive “FOR” votes from the holders of shares of Class A common stock and Class B common stock representing at least a majority of the votes cast on the matter. Each share of Class A common stock is entitled to one vote, and each share of Class B common stock is entitled to ten votes, on this proposal.

Can I change or revoke my proxy after I have voted?

You have the right to revoke your proxy at any time before it is voted at the Annual Meeting by:

•	attending the Annual Meeting and voting in person;

•

sending to the Secretary; Legal Department of VMware, Inc. at 3401 Hillview Avenue, Palo Alto, California 94304 a signed written notice of revocation bearing a later date than the date of the proxy and stating that the proxy is revoked; or

•	signing and delivering a new proxy relating to the same shares and bearing a later date than the original proxy.

Please note, as mentioned above, that if you are a beneficial owner, and not a holder of record, of shares, you may not vote your shares in person at the meeting unless you request and obtain a legal proxy from your bank, brokerage firm or other agent who holds your shares in street name.

If your shares are held by your bank, brokerage firm or other agent as a nominee or agent, you should follow the instructions provided by your bank, brokerage firm or agent.

Is my vote confidential?

Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within VMware or to third parties, except:

•	As necessary to meet applicable legal requirements;

•	To allow for the tabulation and certification of votes; and

•	To facilitate a successful proxy solicitation.

Occasionally, stockholders provide written comments on their proxy cards, which may be forwarded to management and our Board of Directors.

Who will count the votes?

Votes will be counted by the inspector of election appointed for the Annual Meeting by the Board of Directors. The inspector of elections will separately count “FOR” and “AGAINST” votes, abstentions and broker non-votes.

Where can I find the voting results of the Annual Meeting?

The final voting results will be reported in a Form 8-K that we expect to file with the SEC within four business days of the Annual Meeting, and that Form 8-K will be available via the Investor Relations section of our website. We also expect to announce preliminary results at the Annual Meeting, which will be available via webcast on the Investor Relations section of our website.

Who is paying for the cost of this proxy solicitation?

The expenses of preparing, printing and assembling the materials used in the solicitation of proxies on behalf of the Board of Directors will be borne by VMware. In addition to the solicitation of proxies by use of the mail, VMware may use the services of certain of its officers and employees (who will receive no compensation in addition to their regular salaries) to solicit proxies personally and by mail, telephone and electronic means from brokerage firms and other stockholders.

Is there other business scheduled to be presented for consideration at the Annual Meeting?

As of the date of this proxy statement, VMware has no knowledge of any business to be presented for consideration at the Annual Meeting other than the proposals described in the Notice of Annual Meeting. Under our bylaws, no business may be brought before our Annual Meeting except pursuant to our notice of meeting, by or at the direction of the Board of Directors, or by a stockholder who was a stockholder of record as of the Record Date who complies with the applicable notice provisions set forth in our bylaws. The deadline under VMware’s bylaws for Class A common stockholders to notify VMware of any director nominations or proposals to be presented at the Annual Meeting passed on February 28, 2014. However, EMC is entitled to propose business to be considered by the stockholders at any meeting of stockholders without compliance with the notice requirements and procedures of our bylaws. If any other business should properly come before the Annual Meeting, the persons appointed by the enclosed form of proxy shall have discretionary authority to vote all such proxies as they shall decide.

The enclosed proxy gives each of Jonathan C. Chadwick, our Chief Financial Officer and Executive Vice President, and S. Dawn Smith, our Senior Vice President, General Counsel, Chief Compliance Officer and Secretary, discretionary authority to vote your shares in accordance with his or her best judgment with respect to all additional matters that might come before the Annual Meeting, provided that the enclosed form of proxy is properly authorized by you.

What is the deadline to make a stockholder proposal eligible for inclusion in next year’s proxy statement?

To be eligible for inclusion in VMware’s proxy statement for the 2015 annual meeting of stockholders, stockholder proposals must be received at VMware’s principal executive offices no later than December 17, 2014. Stockholder proposals should be addressed to: Attention: Legal Department, VMware Inc., 3401 Hillview Avenue, Palo Alto, California 94304.

What is the deadline to propose actions for consideration at the 2015 annual meeting of stockholders or to nominate individuals to serve as directors?

Under our bylaws, nominations for a director may be made only by the Board of Directors, a nominating committee of the Board of Directors, a person appointed by the Board of Directors or by a stockholder entitled to vote who has delivered notice to the Secretary; Legal Department at the principal executive offices of VMware (containing certain information specified in the bylaws) (i) not less than 90 days nor more than 120 days prior to the anniversary date of the preceding year’s annual meeting, or (ii) if the meeting is called for a date more than thirty days before or after such anniversary date, not earlier than the close of business on 120 days prior to such annual meeting and not later than the close of business on the later of (a) 90 days prior to such annual meeting and (b) the tenth day following the date of public announcement of such meeting is first made by VMware. The bylaws also provide that no business may be brought before an annual meeting except as specified in the notice of the annual meeting or as otherwise brought before the annual meeting by or at the direction of the Board of Directors, the presiding officer or by a stockholder entitled to vote at such annual meeting who has delivered notice to the Secretary at the principal executive offices of VMware (containing certain information specified in our bylaws) within the periods prior to the meeting specified in the preceding sentence. In each case, stockholders must also comply with the procedural requirements in our bylaws.

Any holder of our Class A common stock who wishes to bring a proposal or nominate a person for election to the Board of Directors at VMware’s 2015 annual meeting of stockholders must provide written notice of the proposal or nomination to VMware’s Secretary; Legal Department, at our address specified above, on or after January 28, 2015 and no later than February 27, 2015.

Our bylaws also provide that until such time that EMC ceases to hold at least a majority of the voting power of our Class A common stock and Class B common stock voting together as a single class, EMC shall be entitled to propose business to be considered at any meeting of stockholders and to nominate persons for election to the Board of Directors without compliance with the notice procedure described in the two preceding paragraphs.

These requirements are separate and apart from the requirements that a stockholder must meet in order to have a stockholder proposal included in VMware’s proxy statement under Rule 14a-8 of the Securities Exchange Act of 1934 as described above. A copy of the full text of the bylaw provisions discussed above may be obtained through the investor relations page of our website at http://ir.vmware.com. Our bylaws are also on file with the SEC and are available through its website at http://www.sec.gov.

How do I contact VMware’s Board of Directors?

Our Board of Directors provides a process for VMware stockholders and other interested parties to send communications to the Board of Directors, including the non-management directors. Any person who desires to contact the non-management directors or the entire Board of Directors may do so by sending an e-mail to ContactTheBoard@vmware.com. Under a process approved by the Compensation and Corporate Governance Committee, VMware’s Secretary is responsible for the review of all communications received by VMware and addressed to the Board of Directors, including the non-management members, and each quarter prepares for the Compensation and Corporate Governance Committee a summary report of all communications and copies of all communications, other than spam, junk mail, mass mailings, product complaints or inquiries, job inquiries, surveys, business solicitations or advertisements, or patently offensive or otherwise inappropriate material. Communications deemed by the Secretary to be of an urgent nature are reported promptly to the Chair of the Compensation and Corporate Governance Committee. Directors may at any time review a log of all correspondence received by VMware that is addressed to members of the Board of Directors and request copies of any correspondence.

Our Audit Committee also provides a process to send communications directly to the committee about VMware’s accounting, internal accounting controls or auditing matters. Any person who desires to contact the Audit Committee regarding such matters may do so by sending an e-mail to AuditCommitteeChair@vmware.com.

OUR BOARD OF DIRECTORS AND NOMINEES

Our Board of Directors is currently composed of nine members. The number of directors constituting our Board of Directors may be set by resolution of the Board of Directors from time to time. However, the Board of Directors may not consist of less than six directors or more than twelve directors.

The Board of Directors is divided into two groups, Group I and Group II. The holder of Class B common stock, voting separately as a class, is entitled to elect directors representing a minimum of 80% of the total number of the directors constituting our Board of Directors, without vacancies. These directors are Group I directors. Holders of Class A common stock and Class B common stock, voting together as a single class, are entitled to elect the remaining number of directors. These directors are Group II directors.

Our Board of Directors is also divided into three classes, with each class serving for a staggered three-year term. The Board of Directors consists of three Class I directors, three Class II directors and three Class III directors. At each annual meeting of stockholders, a class of directors is elected for a three-year term to succeed the directors of the same class whose terms are then expiring. The terms of the Class I directors, Class II directors and Class III directors expire upon the election and qualification of successor directors at the annual meeting of stockholders held during the calendar years 2014, 2015 and 2016, respectively. The following table shows the members of our Board of Directors, the committees, group and class to which they belong and designates which directors our Board of Directors determined to be independent under the New York Stock Exchange (“NYSE”) corporate governance standards (“NYSE Rules”):

Director	Audit Committee Member	Compensation and Corporate Governance Committee Member	Mergers and Acquisitions Committee Member	Independent Directors of VMware	Director Group	Director Class
Patrick P. Gelsinger			✓		Group I	Class II
Joseph M. Tucci			✓		Group I	Class I
Michael W. Brown	✓(C)	✓		✓	Group I	Class II
Pamela J. Craig			✓	✓	Group II	Class I
John R. Egan			✓(C)		Group I	Class I
Paul A. Maritz			✓		Group I	Class III
Dennis D. Powell	✓(VC)	✓		✓	Group I	Class II
Paul Sagan				✓	Group I	Class III
David N. Strohm	✓	✓(C)	✓	✓	Group I	Class III

(C)	Chair of the committee.
(VC)	Vice Chair of the committee.

Directors Standing For Election

Each of the incumbent Class I, Group I and Class I, Group II directors has been nominated by the Board of Directors for election at the Annual Meeting, and each of them has agreed to stand for election for an additional three-year term.

Information concerning the nominees is presented below:

Joseph M. Tucci

Class I, Group I

Term expires: 2014 Annual Meeting

Mr. Tucci, age 66, has been Chairman of the Board of Directors of VMware since April 2007. Mr. Tucci has been the Chairman of the board of directors of EMC since January 2006 and has been Chief Executive Officer and a director since January 2001. He has served as President of EMC since February 2014, and also from January 2000 to July 2012. He also served as EMC’s Chief Operating Officer from January 2000 to January 2001. Prior to joining EMC, Mr. Tucci served as Deputy Chief Executive Officer of Getronics N.V., an information technology services company, from June 1999 through December 1999 and as Chair of the Board and Chief Executive Officer of Wang Global, an information technology services company, from December 1993 to June 1999. Mr. Tucci is a member of EMC’s Finance Committee and EMC’s Mergers and Acquisitions Committee. Mr. Tucci also serves as a director of Paychex, Inc., where he is Lead Independent Director and Chairman of the Governance and Compensation Committee.

Mr. Tucci has spent more than 40 years in the technology industry in senior roles at large, complex, and global technology companies. Mr. Tucci’s deep knowledge of all aspects of EMC’s business, combined with his drive for innovation and excellence, position him well to serve on our Board of Directors. In addition, Mr. Tucci’s service on other public company boards provides him with valuable experience.

Pamela J. Craig

Class I, Group II

Term expires: 2014 Annual Meeting

Ms. Craig, age 57, was elected to VMware’s Board of Directors in September 2013. Ms. Craig was employed at Accenture plc, a global management consulting, technology services and outsourcing organization, in various operational and finance roles for 34 years, most recently serving as Chief Financial Officer from October 2006 until her retirement in 2013. She was Senior Vice President, Finance of Accenture from March 2004 to October 2006 and served as its Group Director, Business Operations & Services from March 2003 to March 2004, and Managing Partner, Global Business Operations from June 2001 to March 2003. Prior to 2001, Ms. Craig had leadership roles in different parts of Accenture’s business, both domestically and globally, in consumer products and media and entertainment. Ms. Craig is also a director of Akamai Technologies, Inc., where she is currently the chair of the Audit Committee, and Walmart Stores, Inc., where she serves on the Audit Committee.

Ms. Craig brings to the Board of Directors substantial financial expertise that includes extensive knowledge of complex global business issues and financial and accounting matters and unique insight into how to manage a large, global organization that has grown rapidly. With more than 30 years of experience working for a major consulting company, Ms. Craig also brings to the Board a deep understanding of the challenges we face in a rapidly changing technological environment.

John R. Egan

Class I, Group I

Term expires: 2014 Annual Meeting

Mr. Egan, age 56, has been a director of VMware since April 2007. Mr. Egan is also a member of the board of directors of EMC, on which he has served since May 1992. Mr. Egan is a member of EMC’s Finance Committee and chair of EMC’s Mergers and Acquisitions Committee. Mr. Egan has been a managing partner and general partner in Egan-Managed Capital, a venture capital firm, since October 1998. From May 1997 to September 1998, Mr. Egan served as Executive Vice President, Products and Offerings of EMC. From January 1992 to June 1996, he served as Executive Vice President, Sales and Marketing of EMC. From October 1986 to January 1992, he served in a number of executive positions with EMC, including Executive Vice President, Operations and Executive Vice President, International Sales. Mr. Egan resigned as an executive officer of EMC in September 1998 and as an employee of EMC in July 2002. Mr. Egan is also a director of NetScout Systems, Inc., where he is Chair of the Nominating and Governance Committee and a member of the Audit Committee and Finance Committee, Verint Systems Inc., where he is Chair of the Nominating and Governance Committee, and Progress Software Corporation, where he is the Non-Executive Chairman of the Board and a member of the Compensation Committee.

Mr. Egan has spent his entire career in the information technology industry. His broad experience ranges from venture capital investments in early-stage technology companies to extensive sales and marketing experience to executive leadership and management roles. Mr. Egan brings to the Board of Directors business acumen, substantial operational experience and expertise in corporate strategy development, as well as a deep understanding of information technology products acquired over many years of involvement with EMC. In addition, Mr. Egan’s service on other public company boards provides him with valuable experience.

Directors Not Standing For Election

Information concerning our continuing directors is presented below:

Paul A. Maritz

Class III, Group I

Term expires: 2016 Annual Meeting

Mr. Maritz, age 59, has been a director of VMware since July 2008 when he joined VMware as Chief Executive Officer. Mr. Maritz was Chief Executive Officer at VMware through August 2012. Mr. Maritz also served as VMware’s President from July 2008 to January 2011. Mr. Maritz has been Chief Executive Officer of Pivotal Software, Inc., a majority-owned subsidiary of EMC in which VMware has an ownership interest, since April 2013. From September 2012 through March 2013, Mr. Maritz served as Chief Strategist at EMC. Prior to joining VMware, he was President of EMC’s Cloud Infrastructure and Services Division after EMC acquired Pi Corporation in February 2008. Mr. Maritz was a founder of Pi and served as its Chief Executive Officer. Pi was a software company focused on building cloud-based solutions. Before founding Pi, Mr. Maritz spent 14 years working at Microsoft Corporation, where he served as a member of the five-person Executive Committee that managed the overall company. As Vice President of the Platform Strategy and Developer Group, among other roles, he oversaw the development and marketing of System Software Products (including Windows 95, Windows NT, and Windows 2000), Development Tools (Visual Studio) and Database Products (SQL Server) and the complete Office and Exchange Product Lines. Prior to Microsoft, he spent five years working at Intel Corporation as a software and tools developer.

Mr. Maritz’s experience serving in various executive positions at VMware, EMC and other global technology companies provides him an in-depth knowledge of our business and the issues we face. In addition, Mr. Maritz’s substantial experience in the information technology sector ranging from development of software products to founding a company developing cloud computing software provides the Board of Directors with significant expertise on a variety of issues important to our business.

Paul Sagan

Class III, Group I

Term expires: 2016 Annual Meeting

Paul Sagan, age 55, was elected to the Board of Directors in April 2014. Mr. Sagan is also a member of the board of directors of EMC, on which he has served since 2007. Mr. Sagan is a member of EMC’s Leadership and Compensation Committee. Mr. Sagan has been a partner and XIR at General Catalyst Partners, a venture capital firm, since January 2014. From April 2005 to January 2013, Mr. Sagan served as Chief Executive Officer of Akamai Technologies, Inc. (“Akamai”), a provider of services for accelerating the delivery of content and applications over the Internet, and was President from May 1999 to September 2010 and from October 2011 to December 2012. Mr. Sagan joined Akamai in October 1998 as Vice President and Chief Operating Officer. In December 2010, President Barack Obama appointed Mr. Sagan as a member of the President’s National Security Telecommunications Advisory Committee. From July 1997 to August 1998, Mr. Sagan was Senior Advisor to the World Economic Forum, a Geneva, Switzerland-based organization that provides a collaborative framework for leaders to address global issues. Previously, Mr. Sagan held senior executive positions at global media and entertainment companies Time Warner Cable and Time Inc., affiliates of Time Warner, Inc., as well as at CBS, Inc. Mr. Sagan is also a director of Akamai, where he is Vice Chairman of the board of directors, and iRobot Corporation, where he is chair of the Nominating and Corporate Governance Committee.

As the former President, Chief Operating Officer and Chief Executive Officer of an S&P 500 company, Mr. Sagan brings valuable skills, experience and insight to the Board of Directors. Mr. Sagan has extensive experience with complex global organizations, an in-depth knowledge of internet-based technologies and significant business, strategic and operational experience. In addition, Mr. Sagan has served and continues to serve on the board of directors of other public companies, and he brings valuable experience from those directorships to his service on our Board of Directors.

David N. Strohm

Class III, Group I

Term expires: 2016 Annual Meeting

Mr. Strohm, age 66, has been a director of VMware since April 2007. Mr. Strohm is also a member of the board of directors of EMC, on which he has served since October 2003 and has served as Lead Director since January 2006. Mr. Strohm is a member of EMC’s Mergers and Acquisitions Committee and chair of EMC’s Corporate Governance and Nominating Committee. He has been a Venture Partner of Greylock Partners (“Greylock”), a venture capital firm, since January 2001 and was a General Partner of Greylock from 1980 to 2001. He is also a General Partner of several partnerships formed by Greylock. Mr. Strohm is a director of Imperva, Inc., where he serves on the Audit Committee. Mr. Strohm is a former director of several public companies, including, SuccessFactors, Inc. (where he was Chairperson of the Board, Chair of the Nominating and Corporate Governance Committee and Chair of the Compensation Committee).

Mr. Strohm has more than 30 years of experience as an early-stage venture capital investor, principally in the information technology industry. He has been a primary investor, and served in board leadership roles, in several companies which have grown to become publicly-traded. This experience has provided him with a deep understanding of the information technology industry, and the drivers of structural change and high-growth opportunities in information technology. He has also gained significant experience overseeing corporate strategy, assessing operating plans, and evaluating and developing business leaders. His service as board chair, lead director, and committee chair for several public companies has given him a broad experience base for serving on our Board of Directors.

Michael W. Brown

Class II, Group I

Term expires: 2015 Annual Meeting

Mr. Brown, age 68, has been a director of VMware since April 2007. Mr. Brown is also a member of the board of directors of EMC, on which he has served since 2005. Mr. Brown is a member of EMC’s Audit Committee and is chair of EMC’s Finance Committee. From August 1994 until his retirement in July 1997, Mr. Brown served as Vice President and Chief Financial Officer of Microsoft Corporation. He was Vice President, Finance, of Microsoft from April 1993 to August 1994. He joined Microsoft in December 1989. After retiring from Microsoft, Mr. Brown served as Chair of the NASDAQ Stock Market board of directors and as a past governor of the National Association of Securities Dealers. Prior to joining Microsoft, Mr. Brown spent 18 years with Deloitte & Touche LLP in various positions. Mr. Brown is also a director of Insperity, Inc., where he is a member of the Nominating and Corporate Governance Committee and the Finance, Risk Management and Audit Committee. He is also a director of Stifel Financial Corp, where he serves on the Risk Management/Corporate Governance Committee.

Mr. Brown brings to the Board of Directors substantial financial expertise that includes extensive knowledge of the complex financial and operational issues facing large companies, and a deep understanding of accounting principles and financial reporting rules and regulations. He acquired this knowledge in the course of serving as the chief financial officer of a global technology company, working with a major international accounting and consulting firm for 18 years and serving as a member of the audit committees of other public company boards. Mr. Brown’s experience as an independent auditor provides the Board of Directors and the Audit Committee with significant insight into the preparation of financial statements and knowledge of audit procedures. Through his many senior management positions, including as Chair of The NASDAQ Stock Market and as a past governor of the National Association of Securities Dealers, Mr. Brown has demonstrated his leadership and business acumen.

Patrick P. Gelsinger

Class II, Group I

Term expires: 2015 Annual Meeting

Mr. Gelsinger, age 53, has been Chief Executive Officer and a director of VMware since September 2012. Prior to joining VMware, he served as President and Chief Operating Officer, EMC Information Infrastructure Products at EMC from September 2009 to August 2012. Mr. Gelsinger joined EMC from Intel Corporation, a designer and manufacturer of advanced integrated digital technology platforms, where he was Senior Vice President and Co-General Manager of Intel Corporation’s Digital Enterprise Group from 2005 to September 2009 and served as Intel’s Senior Vice President, Chief Technology Officer from 2002 to 2005. Prior to this, Mr. Gelsinger led Intel’s Desktop Products Group.

As Chief Executive Officer of VMware, Mr. Gelsinger has in-depth knowledge of our business and brings to the Board of Directors insight and knowledge of our operations and strategic opportunities. In addition, Mr. Gelsinger’s extensive experience as part of executive management teams for global information technology companies provides the Board of Directors with significant expertise on a variety of issues important to our business.

Dennis D. Powell

Class II, Group I

Term expires: 2015 Annual Meeting

Mr. Powell, age 66, has been a director of VMware since November 2007. Mr. Powell served as an Executive Advisor at Cisco Systems, Inc., a provider of networking products and services, from February 2008 to September 2010. Prior to that, Mr. Powell served as Cisco’s Chief Financial Officer from May 2003 to February 2008. In that position, Mr. Powell served as Cisco’s Executive Vice President from August 2007 and, previously, as its Senior Vice President since May 2003. From June 2002 to May 2003, Mr. Powell served as Cisco’s Senior Vice President, Corporate Finance. Prior to that, from January 1997 to June 2002, he served as Cisco’s Vice President, Corporate Controller. Prior to joining Cisco, Mr. Powell had a 26-year tenure at PricewaterhouseCoopers LLP, where he was engagement lead for several global clients, was a national SEC reviewer and had regional responsibilities for audit quality assurance in the United States. Mr. Powell is also a director of Applied Materials, Inc., where he serves as Chair of the Audit Committee and is a member of the Corporate Governance and Nominating Committee, Investment Committee and Stockholder Rights Committee. Mr. Powell is also a director of Intuit Inc., where he serves as Chair of the Audit & Risk Committee and is a member of the Acquisition Committee.

Mr. Powell’s experience serving in various executive positions at a global corporation provides him with a deep understanding of the issues we face. Mr. Powell brings to the Board of Directors substantial financial expertise that includes extensive knowledge of the complex financial and operational issues facing large companies, and a deep understanding of accounting principles and financial reporting rules and regulations. He acquired this knowledge in the course of serving as the chief financial officer of a global technology company, working with a major international accounting and consulting firm for 26 years and serving as a member of the audit committee and nominating and corporate governance committee of two other public company boards. Additionally, Mr. Powell’s experience as an independent auditor provides the Board of Directors and Audit Committee with significant insight into the preparation of financial statements and knowledge of audit procedures.

Selection and Nomination of Directors

Our entire Board of Directors is responsible for nominating members for election to the Board of Directors and for filling vacancies on the Board of Directors that may occur between annual meetings of the stockholders.

The Compensation and Corporate Governance Committee identifies, evaluates and recommends candidates to the entire Board of Directors for addition to the Board of Directors. The Compensation and Corporate Governance Committee reviews and assesses the skills and characteristics it believes are or may be required on the Board of Directors based on the needs of our business. The Compensation and Corporate Governance Committee will identify director candidates through numerous sources, including recommendations from directors, executive officers and stockholders of VMware. The Compensation and Corporate Governance Committee will identify those individuals most qualified to serve as members of the Board of Directors and will consider many factors with regard to each candidate, including judgment, integrity, diversity, prior experience, the interplay of the candidate’s experience with the experience of other members of the Board of Directors, the extent to which the candidate would be desirable as a member of any committees of the Board of Directors and the candidate’s willingness to devote substantial time and effort to the Board of Directors. As such, the Board of Directors believes that diversity of viewpoint and experience is an important consideration in determining the composition of the Board of Directors, and the effectiveness of the Board of Directors’ efforts to recruit members with appropriate skill sets and experience and promote the exchange of differing viewpoints is reviewed as part of the Board of Directors’ periodic assessment process. The Board of Directors believes that membership of no fewer than six and no more than twelve directors permits needed expertise, diversity of experience and independence without hindering effective discussion or diminishing individual accountability. In considering candidates, the Board of Directors considers the entirety of each candidate’s credentials in the context of these standards. With respect to the nomination of continuing directors for re-election, the individual’s contributions to the Board of Directors are also considered.

Our stockholders may recommend individuals to the Board of Directors for consideration as potential director candidates by submitting their names and appropriate background and biographical information to the VMware Compensation and Corporate Governance Committee, 3401 Hillview Avenue, Palo Alto, California 94304. Assuming that the appropriate information has been timely provided, the Compensation and Corporate Governance Committee will consider these candidates substantially in the same manner as it considers other candidates it identifies.

Our stockholders also may nominate director candidates by following the advance notice provisions of VMware’s bylaws. For additional information, see the answer to the question “What is the deadline to propose actions for consideration at the 2015 annual meeting of stockholders or to nominate individuals to serve as directors?”

CORPORATE GOVERNANCE

For purposes of the NYSE Rules, VMware is a “controlled company” because more than 50% of the voting power of VMware is held by EMC. Accordingly, pursuant to section 303A.00 of the NYSE Rules, we are exempt from certain NYSE corporate governance requirements and have elected to avail ourselves of these exemptions. In particular, as a controlled company under the NYSE Rules, we are exempt from the requirements to have:

•	a majority of independent directors on our Board of Directors; and

•

a corporate governance committee and a compensation committee that are each composed entirely of independent directors and that each have a charter addressing the committee’s purpose and responsibilities.

In light of our position as a controlled company, we have opted to establish a single Compensation and Corporate Governance Committee, instead of a separate Compensation Committee and a Nominating and Governance Committee. However, we have voluntarily caused the Compensation and Corporate Governance Committee to be comprised entirely of independent directors, in compliance with the NYSE Rules, although we are not required to maintain the independent composition of this committee.

Our Board of Directors is committed to maintaining strong corporate governance practices. Our Board of Directors has adopted Corporate Governance Guidelines to provide a framework for the effective governance of VMware. Additionally, our Board of Directors has adopted written charters for its standing committees (Audit, Compensation and Corporate Governance, and Mergers and Acquisitions), as well as Business Conduct Guidelines applicable to all directors, officers and employees. Our Board of Directors reviews the Corporate Governance Guidelines, the committee charters and the Business Conduct Guidelines periodically and implements changes as appropriate. Information about our corporate governance practices and copies of the Corporate Governance Guidelines, committee charters and Business Conduct Guidelines are available on the investor relations page of our company website at http://ir.vmware.com. VMware will provide stockholders with a copy of its Corporate Governance Guidelines, committee charters and Business Conduct Guidelines, without charge, upon written request to our Investor Relations Department, VMware, Inc., 3401 Hillview Avenue, California 94304.

Our Board of Directors has adopted corporate governance practices that the Board of Directors believes are in the best interests of VMware and our stockholders as well as compliant with the rules and regulations of the SEC and the listing standards of the NYSE. Highlights include:

•

Our Board of Directors believes that board membership requires a significant time commitment. As a result, directors may generally not serve on the board of directors of more than three public companies. Our Compensation and Corporate Governance Committee will consider the number of other public company boards on which a director or prospective director is a member.

•

Any time a director changes his or her job responsibility outside VMware, he or she must promptly inform the Compensation and Corporate Governance Committee. The Compensation and Corporate Governance Committee then assesses the appropriateness of the director remaining on the Board of Directors and recommends to the Board of Directors whether to request that the director tender his or her resignation. If so requested, the director is expected to promptly tender his or her resignation from the Board of Directors and all committees thereof.

•

We have adopted a majority voting policy for the election of directors. The policy, which is incorporated in our Corporate Governance Guidelines and our bylaws, requires any director who receives more votes cast “AGAINST” than “FOR” his or her election in an uncontested election to promptly offer to tender his or her resignation from the Board of Directors and all committees thereof following certification of the stockholder vote. The policy provides that the Compensation and Corporate Governance Committee will assess the appropriateness of such director continuing to serve and recommend to the Board of Directors the action to be taken with respect to such resignation. The

Board of Directors will act on the Compensation and Corporate Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of certification of the stockholder vote.

•

Our Corporate Governance Guidelines require the Compensation and Corporate Governance Committee to review committee assignments annually and, in conjunction with the Chairman of the Board of Directors, make recommendations to the Board of Directors regarding such assignments. The Board of Directors reviews those recommendations and annually appoints the members and chair of each committee. Our current committee membership is set forth in this proxy statement under the heading “Board of Directors Independence and Committees—Committees of the Board of Directors.”

•	The Compensation and Corporate Governance Committee oversees an annual evaluation process of the Board of Directors and each committee of the Board of Directors as follows:

-	each director annually evaluates the Board of Directors as a whole;

-	each member of the Audit Committee, Compensation and Corporate Governance Committee, and Mergers and Acquisitions Committee annually evaluates the committees on which he or she serves;

-	each director annually prepares an individual self-evaluation; and

-	the Compensation and Corporate Governance Committee reports on, and makes recommendations to the Board of Directors with respect to, the evaluations.

•

To enable open communications with stockholders and other interested parties, we provide various means to contact the non-management directors and the Audit Committee (see “Communications with the Board of Directors”). Our Board of Directors strives to provide clear, candid and timely responses to any substantive communication from such persons.

•

In addition to the communications above, it is our Board of Directors’ policy pursuant to our Corporate Governance Guidelines to provide a response to any stockholder proposal that receives a majority vote.

•

Our Board of Directors believes that director education is integral to board and committee performance and effectiveness. Directors are also expected to participate in continuing educational programs in order to maintain the necessary level of expertise to perform their responsibilities as directors.

•

Our non-management directors meet in executive session without management at least twice each year. The Chairman acts as presiding director for such executive sessions of the non-management directors. Independent directors meet in executive session at least once each year. The Chair of the Compensation and Corporate Governance Committee acts as the presiding director for executive sessions of the independent directors.

•

Our Board of Directors believes that our non-employee directors should have a meaningful financial stake in VMware. Accordingly, we include equity awards as a component of the compensation we provide to our non-employee directors and the Compensation and Corporate Governance Committee has established stock ownership guidelines for such directors that require the directors to own at least 5,000 shares of our Class A common stock and hold at least 50% of the net shares acquired from us in compensation for their Board of Directors service until they reach such ownership level. Non-employee directors who do not receive compensation for their service on our Board of Directors are exempt from our stock ownership guidelines.

Our Leadership Structure

Our current leadership structure separates the roles of Chief Executive Officer and Chairman of the Board of Directors. The Chief Executive Officer is responsible for setting the strategic direction for the Company and the day to day leadership and performance of the Company, while the Chairman of the Board of Directors provides guidance to the Chief Executive Officer, sets the agenda for Board of Directors meetings and presides over meetings of the full Board of Directors. We believe that this structure allows the Board of Directors to best address governance issues because the presence of a separate chair provides a more effective channel for the Board of Directors to express its views to management and provide feedback to the Chief Executive Officer on company performance. The Board of Directors’ administration of risk oversight has not affected the leadership structure of the Board of Directors.

Oversight of Risk Management

The Board of Directors’ role in the Company’s risk oversight process includes receiving regular reports from members of senior management on areas of material risk to the Company, including operational, financial, legal and regulatory, and strategic and reputational risks. Our Compensation and Corporate Governance Committee has primary oversight responsibility for matters relating to enterprise risk. As such, the charter for our Compensation and Corporate Governance Committee provides for the committee to periodically review and discuss our practices and policies with respect to risk assessment and risk management with a management risk committee which consists of our Chief Financial Officer and our General Counsel. Our Mergers and Acquisitions Committee assesses risks to the Company in connection with proposed acquisitions, divestitures and investments. The Mergers and Acquisitions Committee reviews management’s assessment of potential risks raised during due diligence and management’s risk mitigation plans before granting approval to enter into definitive transaction agreements. Our Audit Committee oversees management of financial risk exposures, including the integrity of our accounting and financial reporting processes and controls. As part of this responsibility, the Audit Committee meets periodically with the independent auditors, our internal auditors and our financial and accounting personnel to discuss significant financial risk exposures and the steps management has taken to monitor, control and report such exposures. Additionally, the Audit Committee reviews significant findings prepared by the independent auditors and our internal auditors, together with management’s response. Our Audit Committee also oversees management and compliance with applicable legal and regulatory requirements and the risks related to potential non-compliance. The Audit Committee reviews periodic reports from our Chief Compliance Officer, our internal auditors and our independent auditors.

Our management also reviews the compensation plans and programs that could have a material impact on VMware for each of our functional groups with the Compensation and Corporate Governance Committee. Our management review considers whether any of these plans or programs may encourage inappropriate risk-taking, whether any plan may give rise to risks that are reasonably likely to have a material adverse effect on us, and whether it would recommend any changes to the plans. Long-term, equity-based compensation, which we believe discourages excessive short-term risk taking and strongly aligns employee interests with the creation of long-term increased stockholder value, is an important part of the compensation packages for our executive officers and employees. Management also reviews with the Compensation and Corporate Governance Committee risk-mitigating controls such as our compensation recovery policy for executive officer bonus and equity compensation, the degree of committee and senior management oversight of each program and the level and design of internal controls over such programs. Based on this review, we have concluded that our compensation plans and programs are not reasonably likely to have a material adverse effect on our company.

BOARD OF DIRECTORS INDEPENDENCE AND COMMITTEES

Board of Directors Independence

As a controlled company, under the NYSE Rules, we are exempt from the requirement to have a majority of independent directors on our Board of Directors. Our Board of Directors has affirmatively determined that five of our nine directors are independent of VMware under the NYSE Rules. Specifically, each of Michael W. Brown, Pamela J. Craig, Dennis D. Powell, Paul Sagan and David N. Strohm are independent directors. The Board of Directors considered all facts and circumstances it deemed relevant in making such determinations of independence, including business relationships, as well as the relationships with EMC discussed below:

•

Mr. Brown is a non-management director of EMC, our parent and controlling stockholder, and as of March 1, 2014 is deemed to beneficially own 117,000 shares of EMC’s common stock (of which 50,000 shares are subject to options exercisable within 60 days) representing less than 1% of EMC’s common stock.

•

Mr. Sagan is a non-management director of EMC, our parent and controlling stockholder, and as of March 1, 2014, is deemed to beneficially own 77,000 shares of EMC’s common stock (of which 30,000 shares are subject to options exercisable within 60 days) representing less than 1% of EMC’s common stock.

•

Mr. Strohm is a non-management director of EMC, our parent and controlling stockholder, and as of March 1, 2014, is deemed to beneficially own 287,001 shares of EMC’s common stock (of which 40,000 shares are subject to options exercisable within 60 days) representing less than 1% of EMC’s common stock.

The Board of Directors affirmatively concluded that, based on the facts and circumstances, none of these relationships are of a material nature or are of a nature that would preclude such directors from being deemed independent under NYSE Rules. In making its determination, the Board of Directors also reviewed the business relationships between VMware and companies on which our independent directors serve as board members.

Ownership interests of our directors or officers in the common stock of EMC, or service as both a director of EMC and VMware, or as a director of VMware and an officer or employee of EMC could create, or appear to create potential conflicts of interest when directors and officers are faced with decisions that could have different implications for us and EMC. In order to address potential conflicts of interest between us and EMC with respect to corporate opportunities, our certificate of incorporation contains provisions regulating and defining the conduct of our affairs as they may involve EMC and its officers and directors, and our powers, right, duties and liabilities and those of our officers, directors and stockholders in connection with our relationship with EMC. Our certificate of incorporation also contains provisions limiting the liability of our directors or officers who are also directors or officers of EMC in the event they learn of a transaction that may be a corporate opportunity for both VMware and EMC, provided they comply with the policies set forth in our certificate of incorporation. For more information, see “Transactions with Related Persons—Our Relationship with EMC Corporation.” Additionally, transactions with EMC are subject to review by our Audit Committee pursuant to our policy for the review of transactions with related persons. For more information, see “Review and Approval of Transactions with Related Persons.”

Attendance at Board of Directors, Committee and Annual Stockholder Meetings

Our Board of Directors expects that each director will prepare for, attend and participate in all Board of Directors and applicable committee meetings and that each director will ensure that other commitments do not materially interfere with his or her service on the Board of Directors. During the fiscal year ended December 31, 2013, our Board of Directors held seven meetings. Each director attended at least 75% of the Board of Directors meetings and committee meetings that were held during the period in which he or she was a director of VMware and in which he or she was a member of such committees. VMware’s Corporate Governance Guidelines provide that each director is expected to attend the Annual Meeting of Stockholders. All members of the Board of Directors, except for Mr. Maritz, attended our 2013 Annual Meeting. David Goulden, who resigned from the Board of Directors in April 2014, also did not attend our 2013 Annual Meeting.

Committees of the Board of Directors

Our Board of Directors has established three standing committees: the Audit Committee, the Compensation and Corporate Governance Committee and the Mergers and Acquisitions Committee. Each committee operates pursuant to a written charter that is available on the investor relations page of our website at http://ir.vmware.com. The current membership of each committee is listed below.

Audit Committee	Compensation and Corporate Governance Committee	Mergers and Acquisitions Committee
Michael W. Brown(C)*	Michael W. Brown*	John R. Egan(C)
Dennis D. Powell(VC)*	Dennis D. Powell*	Pamela J. Craig*
David N. Strohm*	David N. Strohm(C)*	Patrick P. Gelsinger
Paul A. Maritz
David N. Strohm*
Joseph M. Tucci

(C)	Chair of the committee.
(VC)	Vice Chair of the committee.
*	Independent director under the NYSE Rules.

Audit Committee

Michael W. Brown (Chair) and Dennis D. Powell (Vice Chair) were members of the Audit Committee throughout 2013. Renee J. James was a member of the Audit Committee until her resignation from the Board of Directors in September 2013. Following Ms. James’s resignation, David N. Strohm joined the Audit Committee in September 2013. Our Board of Directors has determined that our Audit Committee is comprised solely of independent directors within the meaning of the applicable SEC rules and regulations and the NYSE Rules.

Our Board of Directors has determined that all current Audit Committee members meet the additional, heightened independence criteria of Rule 10A-3 of the Securities Exchange Act of 1934 applicable to audit committee members. Our Board of Directors has also determined that each of Messrs. Brown and Powell is an “audit committee financial expert” as defined by the SEC and that all Audit Committee members are financially literate under the current listing standards of the NYSE.

The Audit Committee held eight meetings in 2013. This committee reviews with management and our auditors, our financial statements, the accounting principles applied in their preparation, the scope of the audit, any comments made by our independent auditors on our financial statements and our accounting controls and procedures, the independence of our auditors, our internal controls, our policy pertaining to related person transactions, the other matters as set forth in the Audit Committee charter, as adopted by the Board of Directors, and such other matters as the committee deems appropriate.

In accordance with its charter, the Audit Committee is responsible for the appointment, compensation, retention and oversight of the work of our independent auditors for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for us and pre-approves such audit, review or attest engagements. The Audit Committee also pre-approves non-audit services to be performed by our independent auditors in accordance with the committee’s pre-approval policy. Pursuant to its charter, our Audit Committee recommends, establishes and monitors procedures designed to facilitate the receipt, retention and treatment of complaints relating to accounting, internal accounting controls or auditing matters and the receipt of confidential, anonymous submissions by employees of concerns regarding questionable accounting or auditing matters. The Audit Committee also oversees management of financial risk exposures, including the integrity of our accounting and financial reporting processes and controls. In addition, the Audit Committee appoints and oversees the Company’s internal audit function, Chief Compliance Officer and receives periodic reports on ethics and compliance matters.

During 2013, senior members of our financial and legal management participated in each of the Audit Committee’s regularly scheduled meetings. During the course of the year, the Audit Committee had separate executive sessions with our Chief Financial Officer and members of his staff, our General Counsel and Chief Compliance Officer, the head of our internal audit department and our independent auditors at which candid discussions regarding legal matters, financial reporting, compliance, internal controls and accounting systems and processes took place. The Audit Committee discussed with VMware’s independent auditors the overall scope and plans for its audit.

The Audit Committee reviewed and discussed our financial statements for the fiscal year ended December 31, 2013 with our management and our independent auditors. The meeting included a discussion of the quality and not just the acceptability of the accounting principles applied, the reasonableness of the significant accounting judgments and estimates and the clarity of disclosures in the financial statements.

In performing all of these functions, the Audit Committee acts in an oversight capacity. The Audit Committee reviews our quarterly and annual reports on Form 10-Q and Form 10-K prior to filing with the SEC. In its oversight role, the Audit Committee relies on the work and assurances of our management, which has the primary responsibility for establishing and maintaining adequate internal control over financial reporting and for preparing the financial statements. The Audit Committee also relies on the work and assurances of our independent auditors who are engaged to audit and report on our consolidated financial statements and the effectiveness of our internal control over financial reporting.

Compensation and Corporate Governance Committee

David N. Strohm (Chair), Michael W. Brown and Dennis D. Powell were members of the Compensation and Corporate Governance Committee throughout 2013. Our Board of Directors has determined that our Compensation and Corporate Governance Committee is comprised solely of independent directors within the meaning of the applicable SEC rules and regulations and the NYSE Rules, although we are not required to maintain the independent composition of this committee in light of our position as a controlled company. The Compensation and Corporate Governance Committee held thirteen meetings in 2013. In accordance with its charter, the Compensation and Corporate Governance Committee evaluates and sets compensation for our executive officers and monitors our general compensation programs. Subject to the terms of our compensation plans and the consent of the holder of our Class B common stock to the aggregate size of the annual equity award pool pursuant to the terms of our certificate of incorporation, the Compensation and Corporate Governance Committee has discretion to determine the amount, form, structure and implementation of compensation payable to our executive officers, including, where appropriate, discretion to increase or decrease awards or to award compensation absent the attainment of performance goals and to award discretionary cash compensation outside of the parameters of our compensation plans. In exercising such discretion, the Compensation and Corporate Governance Committee consults with our management. The Compensation and Corporate Governance Committee approves transactions under our equity plans and has the authority to administer and interpret the provisions of our equity and other compensation plans. The Compensation and Corporate Governance Committee is also responsible for overseeing and reporting to the Board of Directors on succession planning for the Chief Executive Officer and other senior management positions. Additionally, the Compensation and Governance Committee reviews compensation of our non-employee directors and recommends changes for approval by our Board of Directors. The Compensation and Corporate Governance Committee also oversees our non-employee director stock ownership guidelines.

Our Compensation and Corporate Governance Committee is also responsible for overseeing and advising the Board of Directors with respect to corporate governance matters, assisting the Board of Directors in identifying and recommending qualified candidates for nomination to the Board of Directors, making recommendations to the Board of Directors with respect to assignments to committees of the Board of Directors and overseeing the evaluation of the Board of Directors. Additionally, the Compensation and Corporate Governance Committee has primary oversight responsibility for matters relating to enterprise risk. As such, the charter for our Compensation and Corporate Governance Committee provides for the committee to periodically review and discuss our practices and policies with respect to risk assessment and risk management with a management risk committee which consists of our Chief Financial Officer and our General Counsel.

The Compensation and Corporate Governance Committee has engaged an independent consultant, Frederic W. Cook & Co. (“FWC”) to advise the Committee on an as needed basis with respect to executive compensation decisions. FWC reports directly to the Compensation and Governance Committee and does not provide services to VMware management. More information on the processes and procedures followed by the Compensation and Corporate Governance Committee for the consideration and determination of executive compensation can be found under “Compensation Discussion and Analysis.”

Mergers and Acquisitions Committee

Current Board of Director members John R. Egan (Chair), Patrick P. Gelsinger, Paul A. Maritz , David N. Strohm and Joseph M. Tucci were members of the Mergers and Acquisitions Committee throughout 2013. Pamela J. Craig joined the Merger and Acquisitions Committee following her appointment to the Board of Directors in September 2013. David I. Goulden was also a member of the Mergers and Acquisitions Committee throughout 2013, and until his resignation from the Board of Directors in April 2014. The Mergers and Acquisitions Committee held six meetings in 2013. Pursuant to its charter, this committee reviews and assesses, with our management, potential acquisitions, divestitures and investments and, where appropriate, will make recommendations to the Board of Directors regarding potential target candidates. In connection with such review and assessment, our Mergers and Acquisitions Committee may approve acquisitions, divestitures and investments up to a specified applicable dollar limit and in accordance with any other relevant parameters previously established by the Board of Directors. The Mergers and Acquisitions Committee includes an assessment of risks to the Company in connection with proposed acquisitions, divestitures and investments.

Compensation Committee Interlocks and Insider Participation

During fiscal 2013, our Compensation and Corporate Governance Committee was comprised of Messrs. Brown, Powell and Strohm.

No executive officer of VMware during 2013 served, or currently serves, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board of Directors or our Compensation and Corporate Governance Committee.

PROPOSAL 1

ELECTION OF DIRECTORS

Stockholders are being asked to elect three Class I directors, of which two directors are Group I directors and one is a Group II director, each to serve for an additional three-year term. The current Class I directors’ term of office expires at the Annual Meeting. The Board of Directors has nominated the following three persons, each an incumbent Class I director, for election as Class I directors at the Annual Meeting:

•	Joseph M. Tucci—Class I, Group I director (elected by Class B common stockholders only)

•	Pamela J. Craig—Class I, Group II director (elected by Class A common and Class B common voting together as a single class)

•	John R. Egan—Class I, Group I director (elected by Class B common stockholders only)

Messrs. Tucci and Egan must be elected by a majority of the votes of the Class B common stock cast with respect to such nominee at the Annual Meeting.

Ms. Craig, the Class I, Group II nominee, must be elected by a majority of the aggregate of the votes of the Class A and Class B common stock cast with respect to each nominee at the Annual Meeting, with each Class A and Class B share entitled to one vote per share in such election.

We expect each nominee for election as a director at the Annual Meeting to be able to accept such nomination. Information about the nominees is provided under the heading “Our Board of Directors and Nominees” above.

Each Class I, Director elected at the 2014 Annual Meeting will serve until the 2017 annual meeting or special meeting in lieu thereof and until that director’s successor is elected and qualified.

The Board of Directors unanimously recommends a vote for “FOR” the election of the Class I, Group I and Group II nominees.

PROPOSAL 2

ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

In accordance with Section 14A of the Securities Exchange Act of 1934, we are asking our stockholders to vote, on a non-binding advisory basis, on the compensation of our named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on the compensation of our named executive officers.

The objectives of our executive compensation program are:

•	to motivate our executives to achieve our strategic, operational and financial goals;

•	to reward superior performance;

•	to attract and retain exceptional executives; and

•	to reward behaviors that result in long-term increased stockholder value.

To achieve these objectives, we have implemented and maintained compensation plans that tie a substantial portion of our executive compensation to the achievement of pre-determined performance goals and increases in total stockholder return. Stockholders are urged to read the “Compensation Discussion and Analysis” section of this proxy statement for greater detail about our executive compensation programs, including our compensation philosophy, policies and practices and information about the fiscal year 2013 compensation of our named executive officers.

We are asking our stockholders to indicate their support for the compensation of our named executive officers as described in this proxy statement by voting in favor of the following resolution:

“RESOLVED: That the stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the Compensation Discussion and Analysis section, the Summary Compensation Table, and the other related tables as set forth in the proxy statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission relating to the Company’s 2014 Annual Meeting of Stockholders.”

Even though your vote is advisory and therefore will not be binding on the Company, the Compensation and Corporate Governance Committee and the Board of Directors value the opinions of our stockholders and will consider the outcome of the vote when considering future executive compensation. We have adopted a policy providing for annual advisory votes to approve the compensation of our named executive officers. Unless this policy is modified, the next advisory vote to approve the compensation of our named executive officers will be at the 2015 annual meeting of stockholders.

The Board of Directors unanimously recommends a vote for “FOR” approval of the compensation of the Company’s named executive officers.

PROPOSAL 3

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

We are asking our stockholders to ratify the selection by the Audit Committee of our Board of Directors of PricewaterhouseCoopers LLP (“PWC”) as our independent auditors for the fiscal year ending December 31, 2014.

PWC, an independent registered public accounting firm, has served as our independent auditors since December 2002. We expect that representatives of PWC will be present at the Annual Meeting and will be given the opportunity to make a statement if they desire to do so and to respond to appropriate questions. PWC is also the independent auditors of EMC, our parent and controlling stockholder. We are required by the Master Transaction Agreement we entered into with EMC at the time of our initial public offering (“IPO”) to use our reasonable best efforts to use the same independent registered public accountant selected by EMC until such time as EMC is no longer required to consolidate our results of operations and financial position, determined in accordance with generally accepted accounting principles (“GAAP”) consistently applied. For further information, see “Transactions with Related Persons—Our Relationship with EMC Corporation.”

Although ratification by the stockholders is not required by law, the Board of Directors has determined that it is desirable to request approval of this selection by the stockholders as a matter of good corporate governance. In the event the stockholders fail to ratify the appointment of PWC, the Audit Committee will consider this factor when making any determinations regarding PWC. Even though your vote is advisory and therefore will not be binding on the Company, the Audit Committee and the Board of Directors value the opinions of our stockholders.

The Board of Directors unanimously recommends a vote for “FOR” the ratification of the selection of PWC as our independent auditors for the fiscal year ending December 31, 2014.

Pre-Approval of Audit and Non-Audit Services

During 2013, the Audit Committee approved all audit, review and attest services performed by PWC.

In accordance with the Audit Committee’s pre-approval policy, the Audit Committee pre-approves permissible non-audit services and audit, review or attest engagements. The Audit Committee has delegated to its Chair the authority to pre-approve any specific non-audit service that was not previously pre-approved by the Audit Committee. Any decisions of the Chair to pre-approve non-audit services are then presented to the Audit Committee at its next scheduled meeting. During 2013, the Audit Committee pre-approved all non-audit services in accordance with this policy.

For the fiscal years ended December 31, 2013 and December 31, 2012, fees for services provided by PWC were as follows:

	Audit Fees(1) ($)	Audit Related Fees(2) ($)	Tax Fees(3) ($)	All Other Fees(4) ($)
2013(5)	5,787,077	4,202,211	814,570	23,296
2012(6)	5,863,495	4,533,497	403,142	3,901

(1)	Includes fees in connection with the audit of our financial statements and internal control over financial reporting, review of interim financial statements included in our quarterly reports on Form 10-Q and other professional services provided in connection with statutory and regulatory filings or engagements.
(2)	Includes fees in connection with acquisition-related support and other technical, financial reporting and compliance services.
(3)	Includes fees in connection with tax compliance and tax consulting services.
(4)	Includes fees principally for subscriptions to PWC’s web-based research program and training courses and conferences.
(5)	Based on accrued and current estimates of fees for unbilled services.
(6)	Reflects actual amounts invoiced for 2012 services.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth certain information regarding our equity compensation plans as of December 31, 2013. Our equity compensation plans include the Incentive Plan and our 2007 Employee Stock Purchase Plan. Only shares of Class A common stock may be issued under these plans.

Plan Category	Number Of Securities To Be Issued Upon Exercise Of Outstanding Options, Warrants And Rights (a)		Weighted-Average Exercise Price Per Share Of Outstanding Options, Warrants And Rights (b)		Number Of Securities Remaining Available For Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected In Column (a)) (c)
Equity compensation plans approved by security holders	19,224,107	(1)(2)	$44.25	(3)	31,372,674(4)
Equity compensation plans not approved by security holders	—		—		—
Total:	19,224,107		$44.25		31,372,674

(1)	Includes 5,736,724 shares to be issued upon exercise of outstanding options, 11,931,245 shares of Class A common stock subject to outstanding restricted stock units (“RSUs”) and 1,494,698 shares subject to outstanding performance stock units (“PSUs”) (assuming achievement of the maximum performance).

Includes 20,112 shares issuable pursuant to dollar-denominated equity grants outstanding as of December 31, 2013 for an aggregate of $1,804,303. Upon vesting, these grants will be settled in shares of our Class A common stock based upon a trailing average stock price determined as of each vesting date. For purposes of this table, the number of securities to be issued upon vesting of such grants was determined by dividing the aggregate unvested value of the grants by the closing trading price of our Class A common stock on December 31, 2013.

Also includes 41,328 shares issuable pursuant to contingent RSUs outstanding as of December 31, 2013 that guarantee the value of restricted stock awards valued upon issuance at $23,575,147. For purposes of this table, the number of securities to be issued pursuant to these contingent RSU grants was determined based on the closing trading price of our Class A common stock on December 31, 2013.

Excludes shares assumed under:

•	the B-Hive Networks, Inc. 2006 Israeli Stock Option Plan (the “B-Hive 102 Plan”) in connection with our acquisition of B-Hive Networks, Inc. in July 2008;

•	the SpringSource Global, Inc. 2007 Equity Incentive Plan (the “SpringSource US Plan”) in connection with our acquisition of SpringSource Global, Inc. (“SpringSource”) on September 15, 2009; and

•	the Integrien Corporation 2002 Equity Incentive Plan (the “Integrien Plan”) in connection with our acquisition of Integrien Corporation in September 2010.

Also excludes 261,588 shares subject to restricted stock awards issued under the Incentive Plan.

Each of the acquired company plans referenced above was terminated in connection with the acquisition as to any future awards but still continues to govern the existing options granted thereunder. As of December 31, 2013, the options outstanding under each acquired company plan, as well as the weighted-average exercise prices of the options outstanding under each such plan, are set forth in the following table.

Plan Name	Number of Securities to be Issued Upon Exercise of Outstanding Options	Weighted-Average Exercise Price ($)
B-Hive 102 Plan	3,840	2.37
SpringSource US Plan	14,115	5.24
Integrien Plan	442	4.27

In addition, as of December 31, 2013, 43 shares of Class A common stock subject to outstanding RSUs assumed under the Integrien Plan were outstanding.

(2)	Includes 699,268 shares issuable pursuant to equity awards outstanding under the Incentive Plan that were granted in substitution for outstanding grants of companies that we have acquired (the “Substitution Grants”). The Incentive Plan provides that upon approval by the Compensation and Corporate Governance Committee of our Board of Directors, the number of shares reserved for issuance under the Incentive Plan will be increased by the corresponding number of outstanding equity grants assumed or substituted for in connection with mergers and similar transactions. Substitution Grants typically remain subject to the terms that governed the grants when initially awarded by the acquired companies. When VMware makes Substitution Grants, VMware does not assume the stock plans of such acquired companies and does not make additional grants under such plans.
(3)	Represents the weighted-average exercise price of outstanding options under the Incentive Plan and is calculated without taking into account the 13,425,943 shares of Class A common stock subject to outstanding RSUs and PSUs that become issuable as those units vest, without any cash consideration or other payment required for such shares.
(4)	Represents the number of securities remaining available for issuance under the Incentive Plan and our 2007 Employee Stock Purchase Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND MANAGEMENT

The following table sets forth information, as of March 1, 2014, about the beneficial ownership of Class A common stock and Class B common stock by (i) EMC, (ii) each person who is known by us to own beneficially more than 5% of either class of our common stock, (iii) each of our directors and nominees for director, (iv) each of our Named Executive Officers (as defined below) and (v) all directors and executive officers of VMware as a group.

Applicable percentage ownership is based on 130,586,599 shares of Class A common stock and 300,000,000 shares of Class B common stock outstanding at March 1, 2014. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to options, warrants, rights or conversion privileges held by that person that are currently exercisable or exercisable within 60 days of March 1, 2014. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Only EMC, its successor-in-interest or its majority owned or controlled subsidiaries may hold shares of Class B common stock unless and until such time as EMC distributes its shares of Class B common stock in a distribution under section 355 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), following which distribution the Class B common stock may be held by EMC, the distributees and their transferees. The rights of the holders of Class A common stock and Class B common stock are identical, except with respect to voting, the election of directors, conversion and certain actions that require the consent of holders of Class B common stock and other protective provisions as set forth in our certificate of incorporation. Each share of Class B common stock is convertible into one share of Class A common stock at any time, at EMC’s election. However, if EMC distributes its shares of Class B common stock in a distribution under section 355 of the Code (a “Distribution”), such right to convert Class B common stock into Class A common stock will terminate upon such distribution.

Name and Address of Beneficial Owner	Number of Class B Shares Beneficially Owned (1)	Percent of Outstanding Class B Shares	Percentage of Total Vote (2)
Five Percent Beneficial Owner	300,000,000	100%	95.8%
EMC Corporation 176 South Street Hopkinton, MA 01748

Five Percent Beneficial Owners	Number of Class A Shares Beneficially Owned (1)	Percent of Outstanding Class A Shares	Percentage of Total Vote (2)
EMC Corporation(3)	43,025,308	33.0%	1.4%
Prudential Financial, Inc.(4) 751 Broad Street Newark, NJ 071020	9,411,612	7.2%	**
Ameriprise Financial, Inc.(5) 1099 Ameriprise Financial Center Minneapolis MN, 55474	7,446,295	5.7%	**

Name of Beneficial Owner Directors and Named Executive Officers	Number of Class A Shares Beneficially Owned (1)	Percent of Outstanding Class A Shares	Percentage of Total Vote (2)
Michael W. Brown(6)	47,758	**	**
Pamela J. Craig*	1,596	**	**
Jonathan C. Chadwick	107	**	**
John R. Egan*(7)	26,620	**	**
Carl M. Eschenbach(8)	10,291	**	**
Patrick P. Gelsinger(9)	14,044	**	**
Paul A. Maritz(10)	1,360,527	1.0%	**
Dennis D. Powell(11)	15,258	**	**
Sanjay Poonen	—	**	**
Rangarajan (Raghu) Raghuram(12)	69,807	**	**
Paul Sagan(13)	—	**	**
David N. Strohm(14)	28,358	**	**
Joseph M. Tucci*(15)	—	**	**
All directors and executive officers as a group (14 persons)(16)	1,574,366	1.2%	**

*	Nominee for director
**	Represents holdings of less than 1%

(1)	All amounts shown in this column include shares obtainable upon exercise of stock options currently exercisable or exercisable within 60 days of the date of this table and shares underlying restricted stock units vesting within 60 days of the date of this table. In addition to the amounts shown, each share of Class B common stock may be converted to one share of Class A common stock upon election of the holder.
(2)	Percentage of total voting power represents voting power with respect to all shares of our Class A common stock and Class B common stock, as a single class, calculated on the basis of 10 votes per share of Class B common stock and one vote per share of Class A common stock. Each holder of Class B common stock is entitled to 10 votes per share of Class B common stock, and each holder of Class A common stock is entitled to one vote per share of Class A common stock on all matters submitted to our stockholders for a vote, with the exception of the election of Group II directors, in which Class A common stock and Class B shares are each entitled to one vote per share. Additionally, following a Distribution, (i) Class B stockholders are entitled to only one vote per share on any proposal to require the conversion of all then-outstanding shares of Class B common stock to Class A common stock; and (ii) they may not vote in elections for our Board of Directors without obtaining the prior consent of our Board of Directors if they have acquired 10% or more of the then-outstanding shares of Class B common stock other than through the Distribution and do not also hold an equivalent percentage of shares of our then-outstanding Class A common stock, in each case as further set forth in our certificate of incorporation.
(3)	Based solely upon a Schedule 13G filed with the SEC on February 11, 2014 by EMC. Does not include 300,000,000 shares of Class A common stock issuable upon conversion of the shares of Class B common stock held by EMC listed in the above table. Such shares of Class B common stock are convertible into Class A common stock at the election of EMC.
(4)	Based solely upon a Schedule 13G/A filed with the SEC on January 29, 2014 by Prudential Financial, Inc. Beneficial owners associated with Prudential Financial, Inc. include the Prudential Insurance Company of America, Jennison Associates LLC, Prudential Investment Management, Inc. and Quantitative Management Associates LLC.
(5)	Based solely upon a Schedule 13G filed with the SEC on February 13, 2014 by Ameriprise Financial, Inc. and Columbia Management Investment Advisors. Ameriprise Financial, Inc. is the parent holding company of Columbia Management Investment Advisors and may be deemed to beneficially own the shares reported owned by Columbia Management Investment Advisors.
(6)	Includes 18,000 shares of Class A common stock subject to options exercisable within 60 days of March 1, 2014. Excludes 117,000 shares of EMC common stock beneficially owned by Mr. Brown of which 50,000 shares are subject to options exercisable within 60 days of March 1, 2014. Also excludes 10,600 restricted stock units of EMC that will vest on May 1, 2014.

(7)	Includes 18,000 shares of Class A common stock subject to options exercisable within 60 days of March 1, 2014. Excludes 1,374,742 shares of EMC common stock beneficially owned by Mr. Egan of which 40,000 shares are subject to options exercisable within 60 days of March 1, 2014. Also excludes 10,600 restricted stock units of EMC that will vest on May 1, 2014.
(8)	Includes 6,196 shares of Class A common stock issuable under RSUs that will vest within 60 days of March 1, 2014.
(9)	Excludes 879,746 shares of EMC common stock beneficially owned Mr. Gelsinger of which 464,378 shares are subject to options exercisable within 60 days of March 1, 2014.
(10)	Includes 1,340,006 shares of Class A common stock subject to options exercisable within 60 days of March 1, 2014.
(11)	Includes 1,500 shares of Class A common stock subject to options exercisable within 60 days of March 1, 2014.
(12)	Includes 3,125 shares of Class A common stock subject to options exercisable within 60 days of March 1, 2014 and 24,785 shares of Class A common stock issuable under RSUs that will vest within 60 days of March 1, 2014.
(13)	Excludes 77,000 shares of EMC common stock beneficially owned by Mr. Sagan of which 30,000 shares are subject to options exercisable within 60 days of March 1, 2014. Also excludes 10,600 restricted stock units of EMC that will vest on May 1, 2014.
(14)	Excludes 287,001 shares of EMC common stock beneficially owned by Mr. Strohm of which 40,000 shares are subject to options exercisable within 60 days of March 1, 2014. Also excludes 10,600 restricted stock units of EMC that will vest on May 1, 2014.
(15)	Excludes 2,379,630 shares of EMC common stock beneficially owned by Mr. Tucci of which 1,431,248 shares are subject to options exercisable within 60 days of March 1, 2014.
(16)	Includes 1,380,631 shares of Class A common stock subject to options exercisable within 60 days of March 1, 2014 that are held by all executive officers and directors as a group and 30,981 shares of Class A common stock issuable under RSUs that will vest within 60 days of March 1, 2014. Excludes 5,115,119 shares of EMC common stock beneficially owned by such individuals, of which 2,055,626 shares are subject to options exercisable within 60 days of March 1, 2014; and 42,400 shares subject to RSUs that will vest within 60 days of March 1, 2014.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis section (“CD&A”) discusses the compensation programs and policies for our named executive officers. The CD&A also provides an overview of the Compensation and Corporate Governance Committee’s role in the design and administration of these programs and policies and its role in making specific compensation decisions for our named executive officers.

Named Executive Officers

Our named executive officers for 2013 set forth in this proxy statement (the “Named Executive Officers”) are:

•	Patrick P. Gelsinger, Chief Executive Officer;

•	Carl M. Eschenbach, President and Chief Operating Officer;

•	Jonathan C. Chadwick, Chief Financial Officer and Executive Vice President;

•	Sanjay Poonen, Executive Vice President and General Manager, End-User Computing; and

•	Rangarajan (Raghu) Raghuram, Executive Vice President and General Manager, Software-Defined Data Center.

Executive Summary

Objectives of our Executive Compensation Program

The objectives of our executive compensation program are to:

•	motivate our executives to achieve our strategic, operational and financial goals;

•	reward superior performance;

•	attract and retain exceptional executives; and

•	reward behaviors that result in long-term increased stockholder value.

To achieve these objectives, we have implemented and maintained compensation plans that tie a substantial portion of our executive compensation to the achievement of pre-determined performance goals and increases in total stockholder return. As detailed below, our pay mix is balanced among base salary, short-term performance cash bonus awards and equity compensation. We may adopt other arrangements from time to time to best meet our compensation objectives.

Advisory Vote on Named Executive Officer Compensation

During 2013, we conducted our annual nonbinding advisory “Say-on-Pay” vote at our annual stockholders meeting held on May 29, 2013. Our stockholders demonstrated strong support for our executive compensation program, with over 99% of the total votes cast in support of our executive compensation program. In light of this strong support of our executive compensation practices and plans, we have maintained our existing compensation philosophy, which is focused on delivering compensation that rewards performance and helps to attract and retain exceptional executives.

We have determined that our stockholders should vote on a Say-on-Pay proposal each year. Accordingly, our board of directors recommends that you vote FOR Proposal 2 at the Annual Meeting. For more information, see “Proposal 2—Advisory Vote to Approve Named Executive Officer Compensation” in this proxy statement.

Corporate Performance During 2013

Our executive compensation programs are designed to reward strong corporate performance, and our compensation decisions reflect both our performance and our outlook. During 2013, our executive team oversaw the implementation of a business realignment plan that enabled us to focus resources on core business opportunities, and operating results for our core business continued to be strong. Excluding revenues attributable to businesses we contributed to Pivotal (an entity jointly owned with EMC and a third party investor) and all 2013 divestitures, revenues for our continuing business increased by 16.9% over 2012. Total non-GAAP operating margin rose from 32.4% in 2012 to 34.0% in 2013 while we continued to invest in our long-term strategic initiatives. Although our one-year total stockholder return for calendar year 2013 declined by 4.7%, total stockholder return increased by 18.9% between January 29, 2013, the day following announcement of our fiscal year 2012 results and January 29, 2014, the day following announcement of our fiscal year 2013 results, evidencing the positive impact of our business realignment. Please see “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” in our Annual Report on Form 10-K for a more detailed description of our fiscal year 2013 financial results.

Reconciliations of our revenues excluding those attributable to Pivotal and 2013 divestitures to GAAP revenues and our non-GAAP operating margin to GAAP operating margin can be found in Appendix A to this proxy statement.

Our Executive Compensation Program—2013 Highlights

•

Above-Target Cash Bonuses Reflected Strong 2013 Performance. Our performance-based cash bonus program constitutes a majority of the potential annual cash compensation payable to our Named Executive Officers. Bonus payouts to our Named Executive Officers reflected our strong performance, with payouts equal to 113.75% of targeted amounts for the first half of 2013 and 109.6% of targeted amounts for the second half of 2013. For more information, see “Annual Performance-Based Bonuses.”

•

Adjustments to our Executive Compensation Program. We continued to focus compensation for our Named Executive Officers on long-term equity-based awards in order to promote long-term retention linked to positive stockholder returns. We continued to grant each of our Named Executive Officers a mix of restricted stock unit (“RSU”) and performance stock unit (“PSU”) awards designed to increase in value based on the achievement of corporate goals and increases in our stock price. In 2013, we added stock option grants into the mix of equity awards granted to our senior executives, including our Named Executive Officers, to more closely tie their potential realizable pay to changes in shareholder value. We also increased the base salaries of our two Named Executive Officers who have been with VMware throughout our growth and development – Messrs. Eschenbach and Raghuram – in order to remain competitive with market trends and opportunities. For more information, see “Cash Compensation” and “Long-Term Incentives.”

•

Continuation of PSU Award Program. In 2013, we continued to implement the long-term performance-based equity award strategies that we had initiated in 2012. For our 2013 PSU awards, we selected the achievement of adjusted revenue growth and operating margin targets over the 18-month period from July 2013 through the end of 2014 as the performance objectives for the PSU awards granted to each of Named Executive Officers. The revenue targets include an adjustment for changes in unearned license revenue in order to better reflect our sales performance during the measurement period. We believe that maintaining sales growth rates while also managing expenses that will impact our operating margin through the end of 2014 will be key metrics for measuring the longer-term success of our 2013 business realignment plan and determining future stockholder returns. Additionally, the 2013 performance stock unit awards include a time-based vesting requirement – Named Executive Officers must remain employed with VMware through January 31, 2016, 13 months following completion of the performance period, in order to vest in their performance stock unit awards. For more information, see “Long-Term Incentives.”

Overview of Compensation Setting Process

Compensation actions for our Named Executive Officers are determined by our Compensation and Corporate Governance Committee. The members of our Compensation and Corporate Governance Committee possess significant experience in the review and oversight of executive compensation at global technology companies and at VMware. The Committee makes its determinations of executive compensation based on this experience and in consultation with management.

The Compensation and Corporate Governance Committee has engaged FWC as its independent consultant to advise it on an as needed basis with respect to executive compensation decisions. FWC reports directly to the Compensation and Corporate Governance Committee and does not provide services to VMware management. The Compensation and Corporate Governance Committee has assessed the independence of FWC pursuant to SEC and NYSE rules and concluded that the firm’s work does not raise any conflict of interest that prevents them from providing independent advisory services to the committee.

FWC provides the Compensation and Corporate Governance Committee analyses of our executive compensation program from time to time. FWC assists the Committee’s reviews of our program’s effectiveness in supporting our business objectives and strategy, its relative reasonableness compared to competitive practice for companies in related businesses of similar size and market value and the changing business and regulatory environment.

FWC compares our executive compensation structure and levels to those of comparable companies using data from Radford Consulting (“Radford”) covering software companies with annual revenue greater than $1 billion to supplement data from proxy and other SEC filings. In addition to the Radford survey data, FWC recommended a peer group, which was approved by the Compensation and Corporate Governance Committee for executive compensation comparisons. The weightings between the peer group and the Radford survey data were based on FWC’s subjective assessment of the applicability and quality of each data source. In 2013, our Compensation and Corporate Governance Committee also added a group of reference peer companies, primarily to assist the committee in evaluating competitive long-term incentive program design elements.

VMware’s peer group and reference group for 2013 consisted of the following companies:

VMware Peer Companies	Adobe Systems, Amazon.com, Autodesk, BMC Software, CA, Citrix Systems, Cognizant Technology Solutions, eBay, Electronic Arts, Intuit, NetApp, Oracle, Red Hat, Salesforce.com, Synopsys, Symantec and Yahoo.
VMware Reference Companies	Cisco Systems, Facebook, Google, LinkedIn and Microsoft

The Compensation and Corporate Governance Committee determined that the group of peer companies was representative of our executive talent pool and our product and market profile and appropriate from a size perspective. Our 2013 peer group was unchanged from our 2012 peer group. Although we did not believe it appropriate to add the companies in the reference group to our peer group due to differences in market capitalization and industry group, we believe that the reference company group is useful because from time to time, we compete with them for executive talent due to the relative proximity of our headquarters on the West coast and overlaps in certain of our technologies.

The Compensation and Corporate Governance Committee evaluated 2013 Named Executive Officer compensation decisions in light of the FWC analysis to award compensation for our Named Executive Officers that is generally competitive with the identified peer group and the Radford survey data and sufficient to recruit and retain qualified executives. The Compensation and Corporate Governance Committee does not target or benchmark compensation to any particular percentile of compensation paid by other companies, but rather considers the market data as one factor in making its compensation decisions. Other factors include our performance, an individual’s contribution, experience, potential and compensation history and internal pay equity. After taking these factors into account, the Compensation and Corporate Governance Committee exercises its judgment in making compensation decisions. We believe that this approach gives us the flexibility to make compensation decisions based upon all of the relevant facts and circumstances.

Compensation Components

The compensation packages of our Named Executive Officers include a mix of cash and equity-based compensation. The major compensation components are:

•	base salaries, which serve as the primary fixed compensation portion of our Named Executive Officer compensation packages;

•	annual cash bonuses that are based on our semi-annual strategic, operational and financial performance measured against specific pre-established goals;

•	long-term equity incentive compensation in the form of restricted stock units and stock option grants that are tied to stock price appreciation and enhance retention and long-term focus; and

•

long-term performance based equity incentive compensation, in the form of performance stock units that are tied to stock price appreciation and long-term performance objectives important to our company.

Consistent with the objectives of our executive compensation program, cash generally constitutes a lesser portion of our compensation packages and is divided into base salary and annual performance-based bonus awards. We emphasize long-term equity incentives consistent with our focus on delivering superior stockholder returns. However, we also review cash compensation against our peer group to ensure that our total target cash compensation remains competitive in order to promote retention.

Cash Compensation

During 2013, there were two primary components to cash compensation paid to our Named Executive Officers—base salary and annual performance-based bonuses paid under our Executive Bonus Program.

Base Salary

Base salary serves as the primary form of fixed compensation for our Named Executive Officers. Base salary can also impact other compensation and benefit opportunities, including annual bonuses, as such opportunities are expressed as a percentage of base salary. In mid-2013, we conducted our annual review of executive compensation and increased the base salary for two of our Named Executive Officers. As a result of our annual review, we increased Mr. Eschenbach’s base salary from $675,000 to $700,000 and Mr. Raghuram’s base salary from $450,000 to $500,000. We made these adjustments taking into account the greater responsibilities that had been assigned to them within VMware since 2012, the importance to VMware of retaining their services, internal pay equity and the competitive peer group data provided by FWC. Cash compensation for our other Named Executive Officers who were serving at the time—Pat Gelsinger and Jonathan Chadwick—was left unchanged, as both had been with VMware less than a year at the time of the 2013 compensation review.

In August 2013, Mr. Poonen joined us as Executive Vice President and General Manager, End-User Computing. We provided him with a base salary of $600,000 and an annual target bonus amount of 100% of his base salary. We established Mr. Poonen’s cash compensation amounts in consideration of his significant experience as an executive-level officer of global technology companies and his role in heading our end-user computing group, which we view as one of our three core business focuses.

Annual Performance-Based Bonus

Each of our Named Executive Officers is eligible to earn cash bonuses tied to our financial results and individual performance under our Executive Bonus Program. We believe it is important to provide rewards for specific results and behaviors that support our overall long-term business strategy. In 2013, the Compensation and Corporate Governance Committee determined that bonuses would be paid based on corporate financial performance metrics and individual goals applied separately to each half of the year. The Compensation and Corporate Governance Committee retained negative discretion to reduce actual payouts below the amounts calculated under the plan formulas, and as discussed below, the Committee applied negative discretion in consultation with management to reduce payouts to our Named Executive Officers for the first half of 2013.

The following table provides the target bonus amounts for 2013, expressed as a percentage of base salary at the start of the first and second halves of the year, for each of our Named Executive Officers under our Executive Bonus Program:

Named Executive Officer	Target Bonus (as percentage of base salary)	H1 2013 Target Bonus	H2 2013 Target Bonus
Patrick P. Gelsinger	135%	$575,025	$575,025
Jonathan C. Chadwick	100%	$312,500	$312,500
Carl M. Eschenbach	100%	$343,750	$350,000	(1)
Sanjay Poonen(2)	100%	—	$271,311	(3)
Rangarajan (Raghu) Raghuram	100%	$237,500	$250,000	(4)

(1)	The increase in Mr. Eschenbach’s H2 2013 bonus target compared to H1 2013 reflects the April 2013 increase to his base salary. For more information, see “Cash Compensation” above.
(2)	Mr. Poonen joined VMware as Executive Vice President and General Manager, End-User Computing effective August 5, 2013.
(3)	Target amount pro-rated to reflect time remaining in performance period when Mr. Poonen joined VMware.
(4)	The increase in Mr. Raghuram’s H2 2013 bonus target compared to H1 2013 reflects the April 2013 increase to his base salary. For more information, see “Cash Compensation” above.

Threshold payments were set at 51% of target bonus amounts, and maximum payments were set at 200% of target amounts. For each Named Executive Officer, 75% of his or her bonus opportunity for 2013 was tied to the achievement of corporate financial metrics, while 25% was tied to the achievement of individual goals. For any bonus amount to be paid out, a threshold level of achievement of each of the pre-established corporate financial objectives was required. Upon reaching the threshold, actual bonus amounts for the 75% of the bonus program tied to achievement of corporate financial metrics were determined based upon the degree of achievement above and below the target amounts. Once bonus amounts for the achievement of corporate financial measures are determined, bonus amounts for the 25% of the bonus program tied to achievement of individual goals are funded at the same percentage level, subject to reduction based upon the degree of achievement of the individual goals.

Corporate Financial Metrics

The portion of our Named Executives Officers’ bonuses tied to the achievement of corporate financial metrics for 2013 was based on the achievement of pre-established corporate revenue, adjusted license revenue and operating margin goals. We introduced adjusted license revenue as a metric in 2013 as it is considered an indicator of customer willingness to adopt and expand their use of our products. License revenues are adjusted for the change in deferred license revenues during the measurement period to better reflect license sales that occurred during the period.

In 2013, the Compensation and Corporate Governance Committee set corporate revenue, adjusted license revenue and non-GAAP operating margin targets for the first and second halves of the year in February and August of 2013, respectively. The following table shows the revenue, adjusted license revenue and non-GAAP operating margin targets for each half year. Non-GAAP operating margin for the executive bonus plan utilizes the non-GAAP operating margin metric that we report in our quarterly earnings releases. That measure is calculated by excluding stock-based compensation and the net effect of the amortization and capitalization of software development costs, employer payroll taxes on employee stock transactions, amortization of intangible assets, acquisition-related items, restructuring charges and unusual non-recurring charges, if any, from our operating margin calculated in accordance with GAAP, and then applying our non-GAAP tax rate. Results were also adjusted to eliminate any impact on revenues and non-GAAP operating margin of acquisitions and foreign exchange rate fluctuations not provided for in VMware’s operating plan. Accordingly, the actual performance metrics calculated for purposes of the bonus program listed in the table below differ from VMware’s reported financial results for the periods shown.

	H1 2013		H2 2013
	Target	Actual*	Target	Actual*
Revenue*	$2.463 billion	$2.476 billion	$2.755 billion	$2.765 billion
Non-GAAP Operating Margin	30.80%	32.18%	33.90%	34.80%
Adj. License Revenue**	$1.020 billion	$1.049 billion	$1.282 billion	$1.282 billion

*	As adjusted to exclude the impact of acquisitions and foreign currency exchange rate fluctuations not accounted for in our operating plans.
**	As adjusted for the change in deferred license revenue

The thresholds for minimum bonus payments were set at achievement of 90% of each of the first and second half revenue and adjusted license revenue targets, respectively, and 94.8% and 95.3% of the first and second half non-GAAP operating margin targets, respectively. Maximum bonus amounts would become payable upon achievement of 110.0% of the revenue targets and 115.0% of the adjusted license revenue targets for each of the first and second halves of 2013, and upon achievement of 118.2% of non-GAAP operating margin targets for the first half of 2013 and 116.5% for the second half of 2013. The performance targets and thresholds for the Executive Bonus Program were established based upon the Company’s operating plan and the prioritization we placed upon investing in our strategic initiatives in order to achieve revenue and license revenue growth. Additionally, the Compensation and Corporate Governance Committee determined that regardless of operating margin performance, payouts in excess of 100% of the target bonus amounts would be paid only if revenue exceeded 98% of the performance target and payouts for adjusted license revenue achievement could exceed 100% only if the target non-GAAP operating margin goal was achieved.

Revenue, license revenue and operating margin performance for the first and second halves of 2013 yielded percentage bonus payouts of 117.6% and 109.6% of target amounts, respectively. In accordance with management’s recommendation, the Compensation and Corporate Governance Committee utilized its negative discretion to reduce payouts for the first half of 2013 to 115.0% to align with allocations made under our companywide employee bonus plan. Payouts for the second half of 2013 were made at the level calculated by corporate financial achievement – 109.6%.

	H1 Corporate Performance Bonus Amounts			H2 Corporate Performance Bonus Amounts
Named Executive Officer	Target Amount	Bonus Calculated per Formula @ 117.6%	Approved Bonus @ 115.0%	Target Amount	Bonus Calculated per Formula @ 109.6%	Approved Bonus @ 109.6%
Patrick P. Gelsinger	$431,269	$507,172	$495,959	$431,269	$472,671	$472,671
Jonathan C. Chadwick	$234,375	$275,625	$269,531	$234,375	$256,875	$256,875
Carl M. Eschenbach	$257,813	$303,188	$296,484	$262,500	$287,700	$287,700
Sanjay Poonen(1)	—	—	—	$203,484	$223,018	$223,018
Rangarajan (Raghu) Raghuram	$178,125	$209,475	$204,844	$187,500	$205,500	$205,500

(1)	Mr. Poonen joined VMware as Executive Vice President and General Manager, End-User Computing effective August 5, 2013.

Individual Performance Assessments

Individual performance goals for the Named Executive Officers were set for each of the first and second halves of 2013. Mr. Gelsinger’s performance was evaluated with respect to companywide achievement of our 2013 operating plan, defining and delivering our vision of the software-defined data center, achievement of goals related to our business realignment plan, objectives for the launch of our hybrid cloud initiatives, go to market objectives for our end user computing business and goals related to leadership development, and employee retention. Mr. Chadwick’s performance was evaluated based upon overall achievement of our 2013 operating plan, developing investment strategies to enable delivery on our core business opportunities, goals related to achievement of our business realignment plan, the scaling of our business for future growth and development of our finance organization. Mr. Eschenbach’s performance was evaluated with respect to objectives relating to achievement of go-to-market strategies, customer outreach programs, execution of sales and marketing objectives related to our core business objectives and development of our IT, sales and marketing organizations. Mr. Raghuram’s performance was evaluated with respect to delivery on our vCloud product introduction plans, driving development of the software-defined data center, focusing and scaling our software-defined data center and vCloud development and marketing efforts and organizational and employee retention goals.

We also established individual performance goals for Mr. Poonen in September 2013 after he joined us as our Executive Vice President and General Manager, End-User Computing. Mr. Poonen’s goals related to development of our end user computing business including organizational development launch of our desktop-as-a-service offering and developing and advancing on a roadmap for desktop and mobile technologies.

As discussed above, our Executive Bonus Program provided that payouts for individual performance would be funded, subject to the Compensation and Corporate Governance Committee’s potential use of negative discretion, at the same ratio as payouts based on the corporate financial metrics if threshold achievement of corporate financial goals sufficient to trigger a minimum payout was reached. There were no formulas or weightings assigned to individual performance objectives, and achievement was assessed overall on a holistic basis that also took into account overall individual and company performance. As discussed above, during 2013, corporate financial goals above the threshold levels were achieved. With respect to payouts for individual goals, the Compensation and Corporate Governance Committee exercised its negative discretion, in consultation with management, to determine that payouts for the first half of 2013 should be funded for all executive officers at 110.0%, rather than the 117.6% achievement calculated for corporate financial goal achievement. The Compensation and Corporate Governance Committee’s determination was based on the Chief Executive Officer’s recommendation in light of his assessment of the level of overall achievement by the executive team. For the second half of 2013, in consultation with management, the Compensation and Corporate Governance

Committee determined that payouts for individual performance for the Named Executive Officers would be paid out at 109.6%, the amount calculated under the corporate financial achievement metric.

	H1 Individual Performance Bonus Amounts			H2 Individual Performance Bonus Amounts
Named Executive Officer	Target Amount	Bonus Calculated per Formula @ 117.6%	Approved Bonus @ 110.0%	Target Amount	Bonus Calculated per Formula @ 109.6%	Approved @ 109.6% of Target
Patrick P. Gelsinger	$143,756	$169,057	$158,132	$143,756	$157,557	$157,557
Jonathan C. Chadwick	$78,125	$91,875	$85,938	$78,125	$85,625	$85,625
Carl M. Eschenbach	$85,938	$101,063	$94,531	$87,500	$95,900	$95,900
Sanjay Poonen(1)	—	—	—	$67,828	$74,339	$74,339
Rangarajan (Raghu) Raghuram	$59,375	$69,825	$65,313	$62,500	$68,500	$68,500

(1)	Mr. Poonen joined VMware as Executive Vice President and General Manager, End-User Computing effective August 5, 2013.

Discretionary and Sign On Bonuses

The Compensation and Corporate Governance Committee has the authority to approve discretionary bonuses outside of the Executive Bonus Program in the event that circumstances arise that were not contemplated at the beginning of the year when the annual bonus plan structure was approved. During 2013, there were no discretionary bonuses paid to our Named Executive Officers.

From time to time, we may include one-time sign on bonuses in our offers to recruit new executive talent. During 2013, we provided a one-time bonus of $600,000 for Mr. Poonen in connection with his appointment as our new Executive Vice President and General Manager, End User Computing.

Long-Term Incentives

We strongly believe that equity awards further align the interests of our Named Executive Officers with those of our stockholders. Equity awards are also an important part of the compensation packages that we use to recruit new executive hires. Additionally, we annually review the composition, value and vesting timeline of long-term equity-based incentive awards held by our Named Executive Officers, and our Compensation and Corporate Governance Committee periodically approves refresh grants designed to promote long-term retention of our executive team and meet the objectives of our executive compensation program.

During 2013, our Compensation and Corporate Governance Committee reviewed and updated the design of our long-term equity incentive program for our Named Executive Officers to add stock option grants to the mix of equity awards. In 2013, we awarded a mix of refresh grants to our executive team that allocates 50% of the overall target value to PSUs, 30% to RSUs and 20% to stock options. We believe that this mix of incentives meets the primary objectives of our equity grant programs by aligning executive compensation with total stockholder return, focusing executive performance on metrics that are key to our success and promoting long-term retention.

We designed the metrics for our 2013 PSU grants to Named Executive Officers to focus on indicators that will measure the degree to which we successfully achieve the objectives of our business realignment and deliver on the three core business opportunities we have identified for VMware in the software-defined data center, hybrid cloud computing and end user and mobile computing markets. We selected the achievement of revenue targets, as adjusted for the change in deferred license revenue, and non-GAAP operating margin targets during the period running from July 2013 through the end of 2014. Performance levels will be adjusted to exclude the impact of VMware’s merger and acquisition-related transactions during the period. Achievement will be measured following the end of our 2014 fiscal year. Depending upon the level of achievement, the performance stock units can convert into shares of common stock at ratios ranging from one-half share to two shares for each performance stock unit. If the minimum performance threshold is not met, then no shares will be issued. Following completion of the performance period, our Named Executive Officers will need to remain employed by VMware for an additional 13 months, through January 31, 2016, in order to vest in the shares issuable under the awards. We believe that coupling performance metrics over an 18-month period with a 13-month vesting tail, allows us to align our performance metrics to our strategic plan while also promoting long-term executive retention.

During 2013, we made the following equity-based grants to our Named Executive Officers pursuant to our annual refresh grant program:

Named Executive Officer	Total Equity Selected Value	PSU Selected Value(1)	PSUs	RSU Selected Value(1)	RSUs	Stock Option Selected Value(1)	Stock Options
Patrick P. Gelsinger	$10,000,000	$5,000,000	69,387	$3,000,000	41,632	$2,000,000	92,516
Jonathan C. Chadwick	$3,500,000	$1,750,000	24,285	$1,050,000	14,571	$700,000	32,380
Carl M. Eschenbach	$7,500,000	$3,750,000	52,040	$2,250,000	31,224	$1,500,000	69,387
Rangarajan (Raghu) Raghuram	$3,000,000	$1,500,000	20,816	$900,000	12,489	600,000	27,754

(1)	The number of PSUs, RSUs and stock options covered by each award was determined by dividing the selected value by the 45-day trailing average price of VMware Class A common stock as of the first day of the month during which the award was granted to derive a quotient. The number of PSUs and RSUs stock options was equal to 1x the quotient. The number of stock options was equal to 3x the quotient.

We determined the total value of the equity awards granted to each Named Executive Officer when we made our refresh grants in July 2013 by taking into account a variety of factors, including the timeline for vesting in each Named Executive Officers existing grants, expectations for the level of achievement in PSUs granted to the Named Executive Officers in 2012 and comparisons of data from our identified peer group of companies and the reference group of companies discussed above. The stock option and RSU grants vest ratably over a four-year period except for the RSU grant to Mr. Eschenbach, which vests with respect to 60% of the RSUs after one year and ratably over the next two years, until fully vested three years after the vesting commencement date. Vesting schedules were determined in light of the vesting timeline of each Named Executive Officer’s then-unvested equity awards. For more information on Mr. Eschenbach’s PSU, see “Determination of PSU conversion ratio” below. For more information on the vesting schedules of stock options and PSUs granted to Named Executive Officers, see the “Compensation of Named Executive Officers—Outstanding Equity Awards at Fiscal-Year End” section of this proxy statement.

In September 2013, the Compensation and Corporate Governance Committee approved PSU, RSU and stock option grants to Mr. Poonen in connection with the commencement of his service as the Company’s Executive Vice President and General Manager, End-User Computing. The overall size of Mr. Poonen’s equity grants as well as the mix of PSUs, RSUs and stock options was determined through negotiations with Mr. Poonen and reflected VMware’s compensation philosophy of weighting compensation toward long-term, performance-based compensation based on company achievement and shareholder value. The performance metrics and terms of Mr. Poonen’s PSU grant are identical to those in the PSUs granted to the other Named Executive Officers pursuant to their annual refresh grants. The Company also took into account the value of equity grants from his prior employer that Mr. Poonen agreed to forego.

Named Executive Officer	Total Equity Selected Value	PSU Selected Value(1)	PSUs	RSU Selected Value(1)	RSUs	Stock Option Selected Value(1)	Stock Options
Sanjay Poonen(1)	$8,500,000	$1,000,000	12,774	$3,500,000	44,710	$4,000,000	170,325

(1)	The number of PSUs, RSUs and stock options covered by each award was determined by dividing the selected value by the 45-day trailing average price of VMware Class A common stock as of the first day of the month during which the award was granted to derive a quotient. The number of PSUs and RSUs stock options was equal to 1x the quotient. The number of stock options was equal to 3x the quotient.

Determination of PSU conversion ratio

In February 2014, the Compensation and Corporate Governance Committee reviewed company performance against metrics contained in a PSU grant made to Mr. Eschenbach in connection with his promotion to Chief Operating Officer in April 2012. The PSU included revenue growth targets for each of two performance periods, with the first performance period ending on December 31, 2013. Each PSU would convert to one share of common stock if VMware revenue for fiscal 2013 met the minimum performance threshold of 42.0% revenue growth over our revenues reported for fiscal 2011. The PSU could convert in up to a maximum of two shares if revenue growth reached 51.5%. In February 2014, the Compensation and Corporate Governance Committee reviewed the Company’s reported performance and determined that revenue growth for the first performance period was 38.2%. Accordingly, the conversion ratio for the period was zero and no shares were issued.

Other than as discussed above, no other equity grants were made to our Named Executive Officers during 2013, no outstanding awards were modified and no other performance periods for PSUs held by our Named Executive Officers were completed.

Benefits and Perquisites

We provide only minimal and select executive-level benefits or perquisites to our Named Executive Officers targeted to assist in recruitment of new executives and meet market practices. We generally offer relocation assistance for new executive officers who join the Company and need to relocate to the area of our headquarters in Palo Alto, California. Accordingly, we agreed to provide relocation assistance to Mr. Gelsinger and his family, including reimbursement for costs incurred with the sale of his existing home, moving costs, temporary housing and commuting costs and reimbursement for related taxes when he joined us in September 2012 for a period of six months following his relocation. Accordingly, during 2013, we reimbursed Ms. Gelsinger $35,725 for his relocation related expenses. Mr. Gelsinger’s relocation benefits did not include home loss protection or buy out provisions.

Additionally, during 2013 we initiated two programs for our senior staff, which our Named Executive Officers are eligible to participate in. In April 2013, the Compensation and Corporate Governance Committee approved a program for VMware to reimburse employees at the senior vice president-level or above, including each Named Executive Officer, for annual comprehensive physical examinations and medical screenings. We determined that offering such a benefit was in the best interests of VMware and our stockholders given the critical role of our senior staff to the ongoing performance of our business.

In August 2013, the Compensation and Corporate Governance Committee approved the adoption of a non-qualified deferred compensation program that is open to VMware employees at the level of vice-president and above, including our Named Executive Officers. The program allows a participant to voluntarily defer between 5% and 75% of his or her base salary, between 5% and 100% of his or her commissions (if any), and between 5% and 100% of his or her eligible bonus (if any), in each case on a pre-tax basis. VMware may, but does not currently intend, to make matching contributions. The plan became effective with respect to compensation paid on or after January 1, 2014.

VMware’s facilities are utilized from time to time by local community organizations. During 2013, the allocated operating and rental costs for VMware facilities utilized for community events hosted by Mr. Gelsinger were approximately $2,850.

Other than with respect to relocation benefits, VMware does not generally provide Named Executive Officers with tax gross-ups or reimbursements.

Post-Termination Compensation

As discussed above, stock-based awards are an important element of the compensation packages that we offer to recruit and retain executive officers. In order to induce certain of our Named Executive Officers to forego their compensation benefits with their former employers to join us, we agreed to accelerate the equity award grants made to them in connection with their hiring under certain circumstances should they be involuntarily terminated. Each of Mr. Chadwick’s, Mr. Gelsinger’s and Mr. Poonen’s agreements with us provide that if there is a “change in control,” and we terminate the Named Executive Officer’s employment without “cause” or the Named Executive Officer terminates his or her employment for “good reason” (each as defined in their offer letters) during the 12 months following the change in control, all unvested equity awards granted to the Named Executive Officer in connection with his or her hiring will become fully vested. Mr. Chadwick’s agreement provides for acceleration of vesting of one-half of the RSUs granted to him in connection with his hiring in the event that we terminate his employment without cause or he terminates his employment for good reason within eighteen months following his start date. Similarly, in connection with Mr. Eschenbach’s promotion to Chief Operating Officer in April 2012, the RSU grant he received provides that if there is a change in control, and we terminate his employment without “cause” or he terminates his employment for “good reason” (each as defined in his grant agreement) following the change in control, the unvested portion of the RSU grant will become fully vested. Mr. Eschenbach’s April 2012 RSU grant also provides for acceleration of vesting of one-half of the unvested portion of the RSU grant in the event of his termination without cause or his termination of employment for good reason.

Additionally, the performance stock unit awards that we have granted to each of our Named Executive Officers provide for acceleration of vesting following a change in control in the event of termination of employment by the Company without “cause” or by the Named Executive Officer for “good reason” (each as defined in the performance award agreements). We determined that providing for accelerated vesting in the event of an involuntary termination following a change in control was appropriate in order to reward the Named Executive Officers for the progress they achieve toward meeting the performance objectives should their employment be terminated for reasons beyond their control.

We provide death benefits and disability insurance to all of our employees including our Named Executive Officers. VMware stock options, restricted stock units and performance stock units also fully vest in the event of death or termination of employment due to disability.

Compensation Risk Assessment

We believe that the mix and design of the elements of our executive compensation are well balanced and do not encourage management to assume excessive risk. As detailed above, our pay mix is balanced among base salary, short-term performance cash bonus awards and equity compensation. Executive officer compensation is heavily weighted towards long-term, equity-based incentive compensation, which we believe discourages excessive short-term risk taking and strongly aligns executive officer interests with the creation of long-term increased stockholder value. In addition, we maintain policies against the purchase of hedging instruments in order to help maintain the alignment of executive officer interests with long-term changes in stockholder value by prohibiting executive officers from purchasing financial instruments that trade off the potential for upside gain in order to lock in the current market value of our securities. Additionally, as discussed below, our executive compensation plans also include compensation recovery provisions that enable us to recover performance bonuses, as well as gains on equity awards, that were earned due to activity detrimental to the Company.

Tax Deductibility

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction to public corporations for compensation greater than $1 million paid for any fiscal year to the corporation’s chief executive officer and certain other executive officers. However, performance-based compensation is not subject to the $1 million deduction limit if certain requirements are met. The Compensation and Corporate Governance Committee may consider the impact of Section 162(m) when designing our cash and equity bonus program, but may elect to provide compensation that is not fully deductible as a result of Section 162(m) if it determines this is in our best interests. The Compensation and Corporate Governance Committee structured our 2013 Executive Bonus Program for our Named Executive Officers and the performance stock unit awards and stock options granted in 2013 in order to allow each to qualify as performance-based compensation under Section 162(m). The restricted stock units granted in 2013 do not qualify as performance-based compensation.

Hedging Policy

We have adopted a policy prohibiting any of our directors or employees, including our Named Executive Officers, from “hedging” their ownership in shares of our Class A common stock or other equity-based interests in us, including by engaging in short sales or trading in derivative securities relating to our common stock and the common stock of EMC.

Compensation Recovery Policies

Our Executive Bonus Program for our executive officers, including our Named Executive Officers and the performance-based long-term equity award program were both adopted under the 2007 Equity and Incentive Plan. The Incentive Plan includes provisions that allow us to cancel outstanding equity awards or “clawback” the value of cash bonus awards recently realized if an officer, including each of our Named Executive Officers, engages in activity determined to be detrimental to VMware. Additionally, both programs include an incentive compensation recovery provision under which we can require reimbursement of any bonus paid under the plan where payment was predicated on financial results that were subject to a significant restatement and the individual engaged in fraud or misconduct that caused or partially caused the restatement. The policy applies to payments made within three years of the date when the applicable restatement is disclosed.

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

The table below summarizes the compensation information for the fiscal years ended December 31, 2013, 2012 and 2011 for our Named Executive Officers—our Chief Executive Officer, our Chief Financial Officer and the three other most highly compensated individuals who were serving as executive officers of VMware at the end of fiscal year 2013. The amounts shown in the Stock Awards column do not reflect compensation actually received by the Named Executive Officer, but instead include the aggregate grant date value of awards computed in accordance with generally accepted accounting standards.

Name and Principal Position	Year		Salary ($)	Bonus ($)	Stock Awards(1) ($)	Option Awards(1) ($)	Non-Equity Incentive Plan Compensation(2) ($)	All Other Compensation(3) ($)	Total ($)
Patrick P. Gelsinger	2013		850,001	—	9,444,525	2,337,879	1,284,318	75,323(5)	13,992,046
Chief Executive Officer	2012	(4)	286,604	—	13,131,239	—	432,441	105,055	13,955,339
Jonathan C. Chadwick	2013		625,000	—	3,305,528	818,243	697,969	8,142	5,454,882
Chief Financial Officer and Executive Vice President	2012	(6)	99,360	155,883	12,641,071	—	—	1,250	12,897,564
Carl M. Eschenbach	2013		693,733	—	7,083,373	1,753,409	774,616	15,715(7)	10,320,846
President and Chief Operating Officer	2012		661,378	—	18,966,432	—	740,032	21,044	20,388,886
	2011		568,750	—	4,982,830	—	638,594	14,589	6,204,763
Sanjay Poonen(8)	2013		245,386	600,000	5,037,323	4,544,271	297,357	—	10,724,337
Executive Vice President and General Manager End-User Computing
Rangarajan (Raghu) Raghuram(9)	2013		487,466	—	2,833,299	701,344	544,156	—	4,566,265
Executive Vice President and General Manager, Software-Defined Data Center

(1)	Amounts shown represent the grant date fair values of stock awards granted in the fiscal year indicated, which were computed in accordance with the Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Options (“ASC Topic 718”), without taking into account estimated forfeitures. The amounts disclosed may never be realized. Assumptions used in calculating these amounts are included in the note titled “Stockholders’ Equity” to our audited financial statements included in our Annual Report on Form 10-K for the applicable year.

With respect to PSU awards, where vesting is subject to the Company’s financial performance, the “Stock Awards” column above includes the grant date fair value based on the probable outcome of the performance based condition as of the grant date in accordance with ACS Topic 718. Assuming the highest level of performance is achieved, the aggregate grant date fair value of the PSU awards granted in 2013 set forth in the table above would be:

	Date of Grant	Maximum Conversion Ratio	Assuming Highest Level of Performance Conditions Achieved ($)
Patrick P. Gelsinger	08/14/13	2.00	11,891,544
Jonathan C. Chadwick	08/14/13	2.00	4,161,963
Carl M. Eschenbach	08/14/13	2.00	8,918,615
Sanjay Poonen	09/13/13	2.00	2,238,771
Rangarajan (Raghu) Raghuram	08/14/13	2.00	3,567,446

(2)	Amounts consist of cash incentive compensation earned for services rendered in the respective fiscal years under our annual cash incentive bonus plan. For more details on the annual cash incentive bonus plan, see “Compensation Discussion and Analysis—Annual Performance-Based Bonus” and “Grants of Plan-Based Awards.”
(3)	Unless otherwise noted, the amounts listed in the All Other Compensation column for fiscal 2013 include: (i) matching contributions made under the VMware 401(k) plan of up to $5,000 for participating named executive officers. This includes $5,000 for Mr. Chadwick and $5,000 for Mr. Eschenbach, (ii) matching contributions under VMware’s Matching Gift Program, under which employees may contribute to qualified charitable organizations and VMware provides a matching contribution to the charity in an equal amount, up to $3,141.59 in the aggregate for each employee annually. This includes $3,141.59 for Mr. Gelsinger and $3,141.59 for Mr. Chadwick and (iii) the cost of an annual executive physical available to all senior executives of VMware. This includes $3,700 for Mr. Gelsinger.
(4)	Because Mr. Gelsinger was elected Chief Executive Officer effective September 1, 2012, the amounts for fiscal year 2012 represent compensation for a partial fiscal year.
(5)	Amount includes also includes $10,425 for spousal travel and attendance at a Company sales organization event, $22,677 of relocation expenses, and $13,048 in reimbursement for relocation expense related taxes. Amount also includes $19,478 of expenses for usage of an aircraft owned by EMC, our parent and controlling stockholder. All EMC aircraft use by Named Executive Officers is documented and categorized as business, personal or mixed use depending on the purpose of a flight. The purpose of a flight is determined based upon a review and analysis of flight data, the Named Executive Officer’s itinerary and other relevant information. A flight is categorized as mixed use if it includes both personal and business aspects. Personal use of EMC-owned aircraft is valued based on the aggregate incremental cost to EMC determined on a per flight basis and includes the cost of fuel used, the hourly cost of aircraft maintenance, landing fees, trip-related hangar and parking costs, and crew-related costs. The incremental cost does not include “deadhead” flights (e.g., a return flight on which no passenger was on board); if included, the incremental cost would increase by $20,947 for Mr. Gelsinger. (Deadhead flights are categorized as business or personal based on the purpose of the immediately preceding or following flight leg, as appropriate). Amount also includes $2,854 of allocated operating and rental costs for VMware facilities utilized for community group events hosted by Mr. Gelsinger.
(6)	Because Mr. Chadwick was appointed Chief Financial Officer, effective November 5, 2012, the amounts for fiscal year 2012 represent compensation for a partial fiscal year.
(7)	Amount includes $10,715 for spousal travel and attendance at a Company sales organization event.
(8)	Because Mr. Poonen joined VMware as Executive Vice President and General Manager, End-User Computing, effective August 5, 2013, the amounts for fiscal year 2013 represent compensation for a partial fiscal year. The amount shown in the “Bonus” column represents a sign-on bonus of $600,000
(9)	Information for Mr. Raghuram is shown only for fiscal year 2013 because he was not a Named Executive Officer prior to fiscal year 2013.

Grants of Plan-Based Awards

The following table sets forth information concerning non-equity incentive plan grants to our Named Executive Officers under our Executive Bonus Program during the fiscal year ended December 31, 2013 and stock awards granted to our Named Executive Officers during 2013 under the Incentive Plan. For further information on our non-equity incentive plan grants, see “Compensation Discussion and Analysis—Annual Performance-Based Bonus.” The actual amounts realized in respect of the non-equity plan incentive awards during the 2013 fiscal year are reported in the “Summary Compensation Table” under the “Non-Equity Incentive Plan Compensation” column.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Possible Payouts Under Equity Incentive Plan Awards(4)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Name	Type(1)	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Patrick P. Gelsinger	H1 Bonus	02/14/13	293,263	575,025	1,150,050	—	—	—	—	—	—	—
	H2 Bonus	08/14/13	293,263	575,025	1,150,050	—	—	—	—	—	—	—
	RSU Grant	07/25/13	—	—	—	—	—	—	41,632	—	—	3,498,753
	PSU Grant	08/14/13	—	—	—	34,694	69,387	138,774	—	—	—	5,945,772
	Option Grant	07/25/13	—	—	—	—	—	—	—	92,516	$84.04	2,337,879
Jonathan C. Chadwick	H1 Bonus	02/14/13	159,375	312,500	625,000	—	—	—	—	—	—	—
	H2 Bonus	08/14/13	159,375	312,500	625,000	—	—	—	—	—	—	—
	RSU Grant	07/25/13	—	—	—	—	—	—	14,571	—	—	1,224,547
	PSU Grant	08/14/13	—	—	—	12,143	24,285	48,570	—	—	—	2,080,982
	Option Grant	07/25/13	—	—	—	—	—	—	—	32,380	$84.04	818,243
Carl M. Eschenbach	H1 Bonus	02/14/13	175,313	343,750	687,500	—	—	—	—	—	—	—
	H2 Bonus	08/14/13	178,500	350,000	700,000	—	—	—	—	—	—	—
	RSU Grant	07/25/13	—	—	—	—	—	—	31,224	—	—	2,624,065
	PSU Grant	08/14/13	—	—	—	26,020	52,040	104,080	—	—	—	4,459,308
	Option Grant	07/25/13	—	—	—	—	—	—	—	69,387	$84.04	1,753,409
Sanjay Poonen	H2 Bonus	08/14/13	138,369	271,311	542,622	—	—	—	—	—	—	—
	RSU Grant	09/13/13	—	—	—	—	—	—	44,710	—	—	3,917,937
	PSU Grant	09/13/13	—	—	—	6,387	12,774	25,548	—	—	—	1,119,386
	Option Grant	09/13/13	—	—	—	—	—	—	—	170,325	$87.63	4,544,271
Rangarajan (Raghu) Raghuram	H1 Bonus	02/14/13	121,125	237,500	475,000	—	—	—	—	—	—	—
	H2 Bonus	08/14/13	127,500	250,000	500,000	—	—	—	—	—	—	—
	RSU Grant	07/25/13	—	—	—	—	—	—	12,489	—	—	1,049,576
	PSU Grant	08/14/13	—	—	—	10,408	20,816	41,632	—	—	—	1,783,723
	Option Grant	07/25/13	—	—	—	—	—	—	—	27,754	$84.04	701,344

(1)	“H1 Bonus” in the above table refers to grants under the Executive Bonus Program for performance between January 1, 2013 and June 30, 2013. “H2 Bonus” in the above table refers to grants under the Executive Bonus Program for performance between July 1, 2013 and December 31, 2013.
(2)	Amounts shown are possible payouts under the Executive Bonus Program. These amounts were based on the individual’s 2013 base salary and position. The program included corporate and individual performance goals with 75% of each Named Executive Officer’s target amount tied to corporate performance goals. Threshold payments were set at 68% of the target amounts and were tied to achievement of corporate financial goals. Accordingly, threshold bonus amounts were 51% of the target amounts for our Named Executive Officers. Maximum payments were set at 200% of the target amounts. For more information on the Executive Bonus Program, see “Compensation Discussion and Analysis—Annual Performance-Based Bonus.”
(3)	This column reflects the grant date fair values of each equity award computed in accordance with ASC Topic 718, without taking into account estimated forfeitures. The fair market values of these awards have been determined based on assumptions set forth in the note titled “Stockholders’ Equity” to our audited financial statements for the fiscal year ended December 31, 2013 included in our Annual Report on Form 10-K filed with the SEC on February 25, 2014. With respect to the PSU awards, the estimate of the grant date fair value in accordance with ACS Topic 718 assumes vesting at target.
(4)

Except as otherwise noted, the PSU award amounts represent the range of shares of Class A common stock that will become eligible to vest on January 31, 2016, subject to continued employment if VMware meets a designated growth target at the end of an eighteen-month performance period commencing on July 1, 2013 assuming achievement at the threshold, target and maximum performance levels. The PSU awards will convert into Class A common stock at a ratio ranging from 0.5 to 2.0 shares for PSU awards, depending upon the degree of performance. Vesting in the VMware PSU award will not occur, and no shares will be issued, for performance below minimum thresholds specified in the award. For more information regarding our PSU awards, see “Compensation Discussion and Analysis—Long-Term Incentives.”

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning stock options and stock awards held by our Named Executive Officers as of December 31, 2013. Except for the EMC awards held by Mr. Gelsinger, the market values for unvested stock awards are calculated based on a market value of $89.71 of our Class A common stock (the closing market price of VMware’s Class A common stock on December 31, 2013) multiplied by the number of shares subject to the award. For the EMC awards held by Mr. Gelsinger, the market values for unvested stock awards are calculated based on a market value of $25.15 per share (the closing market price of EMC’s common stock on December 31, 2013) multiplied by the number of shares subject to the award. For awards which are subject to performance-based conditions as described in the footnotes below, the number of shares reflects performance assuming achievement at target unless otherwise noted.

	Outstanding Option Awards						Outstanding Stock Awards
									Time-Based Vesting Awards		Performance-Based Vesting Awards
Name	Type	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Type	Grant Date	Number of Shares or Units of Stock Held That Have Not Vested (#)	Market Value of Shares or Units of Stock Held That have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Patrick P. Gelsinger	EMC	10/30/09(1)	400,000	100,000	16.47	10/30/19	EMC	08/03/10(2)	12,000	301,800	—	—
	EMC	08/03/10(1)	14,400	9,600	20.47	08/03/20	EMC	02/02/11(3)	24,000	603,600	—	—
	EMC	02/02/11(4)	18,000	18,000	20.47	08/03/20	EMC	02/02/11(2)	50,000	1,257,500	—	—
	EMC	08/03/11(1)	8,215	12,324	25.04	08/03/21	EMC	08/03/11(2)	20,368	512,255	—	—
	EMC	02/02/12(5)	7,382	22,143	25.04	08/03/21	EMC	02/02/12(6)	39,040	981,856	—	—
	VMW	07/25/13(7)	—	92,516	84.04	07/25/20	VMW	09/14/12(8)	77,091	6,915,834	—	—
							VMW	09/14/12(9)	—	—	44,052	3,951,905
							VMW	07/25/13(10)	41,632	3,734,807	—	—
							VMW	08/14/13(11)	—	—	138,774	12,449,416
Jonathan C. Chadwick	VMW	07/25/13(7)	—	32,380	84.04	07/25/20	VMW	12/17/12(8)	89,425	8,022,317	—	—
							VMW	12/17/12(9)	—	—	44,712	4,011,114
							VMW	07/25/13(10)	14,571	1,307,164	—	—
							VMW	08/14/13(11)	—	—	48,570	4,357,215
Carl M. Eschenbach	VMW	07/25/13(7)	—	69,387	84.04	07/25/20	VMW	11/15/10(12)	12,276	1,101,280	—	—
							VMW	09/15/11(13)	26,309	2,360,180	—	—
							VMW	02/29/12(9)	—	—	22,605	2,027,895
							VMW	04/09/12(13)	30,981	2,779,306	—	—
							VMW	04/09/12(14)	—	—	74,354	6,670,252
							VMW	07/25/13(15)	31,224	2,801,105	—	—
							VMW	08/14/13(11)	—	—	104,080	9,337,017
Sanjay Poonen	VMW	09/13/13(16)	—	170,325	87.63	09/13/20	VMW	09/13/13(13)	44,710	4,010,934	—	—
							VMW	09/13/13(17)	—	—	25,548	2,291,911
Rangarajan (Raghu) Raghuram	VMW	06/15/09(16)	3,125	—	30.80	06/15/15	VMW	11/15/10(12)	12,276	1,101,280	—	—
	VMW	07/25/13(7)	—	27,754	84.04	07/25/20	VMW	04/05/12(18)	24,785	2,223,462	—	—
							VMW	02/29/12(9)	—	—	33,908	3,041,887
							VMW	07/25/13(10)	12,489	1,120,388	—	—
							VMW	08/14/13(11)	—	—	41,632	3,734,807

(1)	Option vests over five years on each anniversary of the date of grant, subject to continued employment.
(2)	RSU vests over four years on each anniversary of the date of grant, subject to continued employment.
(3)	Represents a PSU convertible into shares of EMC common stock granted by EMC when Mr. Gelsinger was an EMC employee. Based on 2011 performance by EMC, 72,000 EMC shares are issuable pursuant to this PSU. One-third of the EMC PSUs vested on February 2, 2012, and the remaining PSUs vest ratably every year thereafter until fully vested on February 1, 2014, subject to continued employment.
(4)	Represents a performance stock option to purchase shares of EMC common stock. Based on 2011 performance by EMC, 36,000 EMC option shares are issuable pursuant to this option. One-quarter of the EMC option shares vested on February 2, 2012, and the remaining shares vest ratably every year until fully vested on February 1, 2015, subject to continued employment.
(5)	Represents a performance stock option to purchase shares of EMC common stock. Based on 2012 performance by EMC, 29,525 EMC option shares are issuable pursuant to this option. One-quarter of the EMC option shares vested on February 6, 2013, and the remaining option shares vest ratably every year thereafter until fully vested on February 1, 2016, subject to continued employment.
(6)	Represents a PSU convertible into shares of EMC common stock granted by EMC when Mr. Gelsinger was an EMC employee. Based on 2012 performance by EMC, 58,560 EMC shares are issuable pursuant to this PSU. One-third of the PSUs vested on February 6, 2013, and the remaining Eligible PSUs vest ratably every year thereafter until fully vested on February 1, 2015, subject to continued employment.
(7)	Option vests over four years, with 25% vesting on June 1, 2014 and the remaining shares vesting ratably each month thereafter, subject to continued employment.
(8)	RSU vests over four years, with 37.5% vesting on the 18-month anniversary of the first day of the month the RSU was granted and the remaining shares vesting ratably every six months thereafter, subject to continued employment.
(9)	Reflects shares that may be issued under a PSU award. Depending upon the degree of VMware’s achievement of financial performance goals for a three-year performance period ending on December 31, 2014, 100% of the PSUs will become eligible to vest in February 2015, subject to continued employment. Vesting in the PSU award will not occur, and no units will be issued, for performance below minimum thresholds specified in the award. For more information regarding the PSU awards, see “Compensation Discussion and Analysis—Long-Term Incentives.”
(10)	RSU vests over four years, with 25% vesting on June 1, 2014 and the remaining shares vesting ratably every six months thereafter, subject to continued employment.
(11)	Reflects shares that may be issued under a PSU award. The PSU was awarded on July 25, 2013 and performance targets were approved on August 14, 2013. Depending upon the degree of VMware’s achievement of financial performance goals for an 18-month performance period ending on December 31, 2014, 100% of the PSUs will become eligible to vest on January 31, 2016, subject to continued employment. Based on guidance provided by the SEC, the maximum number of shares issuable has been assumed. Vesting in the PSU award will not occur, and no units will be issued, for performance below minimum thresholds specified in the award. For more information regarding the PSU awards, see “Compensation Discussion and Analysis—Long-Term Incentives.”
(12)	RSU vests over four years, with 25% vesting on the first anniversary of the date of grant and the remaining shares vesting ratably every six months thereafter, subject to continued employment.
(13)	RSU vests over four years, with 25% vesting on the first anniversary of the first day of the month the RSU was granted and the remaining shares vesting ratably every six months thereafter, subject to continued employment.
(14)	Reflects shares that may be issued under a PSU award. 50% of the award was eligible to vest after the end of a performance period beginning January 1, 2012 and ending December 31, 2013 (“Period 1”). Based on guidance provided by the SEC, the threshold number of shares issuable for performance during Period 1 has been assumed. In February 2013, it was determined that threshold performance for Period 1 was not achieved. Accordingly, no shares will be issuable for Period 1. 50% of the award will become eligible to vest after the end of a performance period beginning January 1, 2012 and ending December 31, 2014 (“Period 2”), subject to continued employment, assuming achievement of specified performance criteria. Based on guidance provided by the SEC, the target number of shares issuable for performance during Period 2 has been assumed. Vesting in the PSU award will not occur, and no units will be issued, for performance below minimum thresholds specified in the award. For more information regarding the PSU awards, see “Compensation Discussion and Analysis—Long-Term Incentives.”
(15)	RSU vests over three years, with 60% vesting on June 1, 2014 and the remaining shares vesting ratably every six months thereafter, subject to continued employment.
(16)	Option vests over four years, with 25% vesting on the first anniversary of the first day of the month the option was granted and the remaining shares vested ratably each month thereafter, subject to continued employment.
(17)	Reflects shares that may be issued under a PSU award granted on September 13, 2013. Depending upon the degree of VMware’s achievement of financial performance goals for an 18-month performance period ending on December 31, 2014, 100% of the PSUs will become eligible to vest on January 31, 2016, subject to continued employment. Based on guidance provided by the SEC, the maximum number of shares issuable has been assumed. Vesting in the PSU award will not occur, and no units will be issued, for performance below minimum thresholds specified in the award. For more information regarding the PSU awards, see “Compensation Discussion and Analysis—Long-Term Incentives.”
(18)	RSU vests over two years, with 50% vesting on first anniversary of the first day of the month the RSU was granted and the remaining shares vesting on the second anniversary of the initial vesting date, subject to continued employment.

Option Exercises and Stock Vested

The following table sets forth information regarding stock options and stock awards exercised and vested, respectively, for our Named Executive Officers during the fiscal year ended December 31, 2013.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)(2)
Patrick P. Gelsinger(3)	—	—	215,704	(4)	5,279,377(5)
Jonathan C. Chadwick	—	—	—		—
Carl M. Eschenbach	7,292	357,454	44,018		3,471,718
Sanjay Poonen	—	—	—		—
Rangarajan (Raghu) Raghuram	—	—	39,560		3,072,068

(1)	Amounts represent the difference between the exercise price and the fair market value of the VMware Class A common stock on the date of exercise for each option multiplied by the number of options exercised on each such date. Fair market value has been determined based on the closing price of VMware’s Class A common stock on the NYSE on the exercise date.
(2)	Amounts represent the fair market value of VMware Class A common stock, on the applicable vesting date, multiplied by the number of shares of restricted stock units vested on each such date. Fair market value is determined based on the closing price of VMware’s common stock on the NYSE on the vesting date. For vesting dates that do not fall on a trading day, fair market value is determined based on the closing price of VMware’s common stock on the trading day immediately preceding the vesting date. Amounts shown do not represent proceeds from sales of shares acquired on vesting of stock awards and do not indicate that shares were actually sold.
(3)	Prior to joining VMware, Mr. Gelsinger was an executive officer at EMC, our parent and controlling stockholder. Mr. Gelsinger continues to vest in equity awards granted by EMC while he is employed by the Company.
(4)	Represents the number of Mr. Gelsinger’s EMC RSUs that vested during the fiscal year ended December 31, 2013.
(5)	Represents the fair market value of EMC common stock on the applicable vesting date, multiplied by the number of shares of stock that vested on that date.

Pension Benefits

VMware does not provide pension benefits to its Named Executive Officers.

Nonqualified Deferred Compensation

During 2013, VMware’s Named Executive Officers were not provided with a nonqualified deferred compensation plan. In August 2013, the Compensation and Corporate Governance Committee approved the adoption of a non-qualified deferred compensation program that is open to VMware employees at the level of vice-president and above, including our Named Executive Officers. The program allows a participant to voluntarily defer between 5% and 75% of his or her base salary, between 5% and 100% of his or her commissions (if any), and between 5% and 100% of his or her eligible bonus (if any), in each case on a pre-tax basis. VMware may, but does not currently intend, to make matching contributions. The plan became effective with respect to compensation paid on or after January 1, 2014.

Potential Payments upon Termination or Change in Control

The information below describes the compensation and benefits due to each of our Named Executive Officers in the event of termination of employment or a change in control under the circumstances described below. Except as noted below, all unvested stock awards will terminate upon any termination of employment. The vested portions of all stock options generally remain exercisable for a period of three months following the date of termination unless termination is for cause, in which case any unexercised stock options terminate immediately.

Involuntary Termination for Cause

A Named Executive Officer whose employment is terminated for cause is not entitled to any compensation or benefits other than those that are paid to all employees upon any termination of employment.

Involuntary Termination without Cause or Resignation for Good Reason

Except as provided in individual agreements, a Named Executive Officer whose employment is involuntarily terminated without cause or who terminates his or her employment for good reason is not entitled to any benefits other than those that are paid to all employees upon any termination of employment.

The employment offer letter for Mr. Chadwick provides for the acceleration of vesting of one-half of the unvested RSUs granted to him in connection with his hiring in the event of his involuntary termination by the Company without cause or his termination of employment for good reason within 18 months of his hire date.

The agreement relating to the RSU awarded to Mr. Eschenbach in connection with his promotion to Chief Operating Officer in April 2012 provides for the acceleration of vesting of one-half of the unvested portion of the RSU in the event of his involuntary termination by the Company without cause or his termination of employment for good reason.

Voluntary Termination

A Named Executive Officer who voluntarily terminates employment is not entitled to any compensation or benefits other than those that are paid to all employees upon any termination of employment.

The provision of any additional compensation and benefits would be made at the discretion of the Compensation and Corporate Governance Committee.

Change in Control

Our Named Executive Officers do not have change in control agreements. However, certain of our Named Executive Officers are contractually entitled to compensation or benefits if they are involuntarily terminated other than for cause or terminate their employment for good reason following a change in control of VMware.

Each of Mr. Gelsinger’s, Mr. Chadwick’s and Mr. Poonen’s offer letters provide for the acceleration of vesting of the entire unvested portion of the RSUs, and, in the case of Mr. Poonen, stock options, granted to the officer in connection with his hiring in the event of the officer’s involuntary termination by the Company without cause or the officer’s termination of employment for good reason within 12 months following a change in control of VMware.

The agreement relating to the RSU awarded to Mr. Eschenbach in April 2012 in connection with his promotion to Chief Operating Officer provides for the acceleration of vesting of the entire unvested portion of the RSU in the event of his involuntary termination by the Company without cause or his termination of employment for good reason following a change in control of VMware.

The PSU awards granted to Named Executive Officers provide that the awards will become fully vested if we terminate an officer’s employment other than for cause or the officer terminates his or her employment for good reason within 12 months following a change in control of VMware. Additionally, if a change in control occurs during a performance period, that performance period will terminate immediately prior to consummation of the change in control. For PSUs granted in 2012, the conversion ratio for performance periods terminated due to a change in control will be determined using a hypothetical revenue growth rate for the full performance period that is calculated based on the annualized revenue growth rate for the period prior to the change in control. For PSUs granted in 2013, the conversion ratio for performance periods terminated due to a change in control will be 1.0.

Death

Upon an employee’s death, the employee’s survivors will continue to receive the employee’s base salary for six months, and we will make a $10,000 contribution to a tax-qualified education fund in respect of each of the deceased employee’s minor children. This benefit is provided to all employees generally. For those employees who hold equity awards granted under the Incentive Plan, including our Named Executive Officers, unvested stock options and stock awards will immediately vest and all options held by the employee prior to his or her death will remain exercisable for three years thereafter. The awards granted by EMC to Mr. Gelsinger prior to his employment by the Company, which continue to vest by their terms while he is employed by the Company, provide the same benefits.

Disability

Upon termination for disability, for those employees who hold equity awards granted under the Incentive Plan, including our Named Executive Officers, unvested stock options and stock awards will immediately vest, and all options held by an employee prior to his or her termination for disability will remain exercisable for three years thereafter. The awards granted by EMC to Mr. Gelsinger prior to his employment by the Company, which continue to vest by their terms while he is employed by the Company, provide the same benefits.

Retirement

We do not provide any retirement benefits to our Named Executive Officers, other than matching 401(k) plan contributions to the extent that they are provided to all employees who participate in our 401(k) plan. In 2013, the maximum matching contribution available to all employees participating in our 401(k) plan was $1,250 per fiscal quarter.

Potential Payments Table

The following table shows the potential payments and benefits that would have been provided upon termination under each of the scenarios discussed above if such termination had occurred on December 31, 2013. The actual amounts to be paid can only be determined at the time of the termination of employment. Excluded are benefits of equal value provided to all employees, such as payments upon an employee’s death.

	Termination Due to Death or Disability ($)		Without Cause/ Resignation for Good Reason ($)		Certain Terminations Following a Change in Control ($)
	Acceleration of Stock Options(1)	Acceleration of RSUs & PSUs(2)	Acceleration of Stock Options(1)	Acceleration of RSUs & PSUs(2)	Acceleration of Stock Options(1)	Acceleration of RSUs & PSUs(2)
Patrick P. Gelsinger(3)	1,525,525	24,484,264	—	—	—	17,092,446
Jonathan C. Chadwick	183,595	15,519,202	—	4,011,158	—	14,212,038
Carl M. Eschenbach	393,424	24,631,944	—	1,389,653	—	18,369,378
Sanjay Poonen	354,276	5,156,890	—	—	354,276	5,156,890
Rangarajan (Raghu) Raghuram	157,365	9,354,421	—	—	—	4,909,290

(1)	Represents the aggregate value of the acceleration of vesting of the executive’s unvested stock options, based on the spread between the closing price of our common stock ($89.71) on the NYSE on December 31, 2013 and the stock option exercise prices.
(2)	Represents the aggregate value of the acceleration of vesting of the executive’s unvested restricted stock units and PSUs, based on the closing price of our common stock ($89.71) on the NYSE on December 31, 2013.
(3)	Amounts for Mr. Gelsinger include awards granted by EMC, our parent and controlling stockholder, prior to his employment by the Company, which awards continue to vest by their terms while he is employed by the Company. The aggregate value of the acceleration of vesting of Mr. Gelsinger’s unvested EMC stock options are based on the spread between the closing price of EMC’s common stock ($25.15) on the NYSE on December 31, 2013 and the stock option exercise prices. The aggregate value of the acceleration of vesting of Mr. Gelsinger’s unvested EMC restricted stock units is based on the closing price of EMC’s common stock ($25.15) on the NYSE on December 31, 2013.

Indemnification Agreements and Director and Officer Insurance

Our certificate of incorporation and bylaws generally provide for mandatory indemnification of directors and officers to the fullest extent permitted by law. We have also entered into indemnification agreements with our directors and executive officers that will generally provide for mandatory indemnification to the fullest extent permitted by law. In addition, our executive officers and directors are insured under an officers and directors liability insurance policy.

COMPENSATION AND CORPORATE GOVERNANCE COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material,” to be “filed” with the SEC or be subject to Regulation 14A or Regulation 14C (other than as provided in Item 407 of Regulation S-K) or to the liabilities of Section 18 of the Securities Exchange Act of 1934, and shall not be deemed to be incorporated by reference in future filings with the SEC except to the extent that VMware specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.

The Compensation and Corporate Governance Committee of VMware, Inc. has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation and Corporate Governance Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

COMPENSATION AND CORPORATE GOVERNANCE

COMMITTEE

David N. Strohm, Chair

Michael W. Brown

Dennis D. Powell

DIRECTOR COMPENSATION

The Compensation and Corporate Governance Committee evaluates the appropriate level and form of compensation for non-employee directors at least annually and recommends changes to the Board of Directors when appropriate. During 2013, non-employee directors were eligible for the following compensation:

•	an annual retainer fee of $50,000;

•	additional annual compensation of $25,000 for committee chairs;

•	additional annual compensation of $20,000 for committee vice chairs; and

•	additional annual compensation of $15,000 for other committee members.

We also reimburse our directors for reasonable expenses in connection with performing their duties as directors, such as attendance at Board of Directors and committee meetings.

In addition, during 2013, non-employee directors were eligible to receive the following equity grants:

•	an annual restricted stock unit grant equal to a grant value of $250,000, calculated using a 45-day trailing average, vesting in quarterly installments over one year.

The Compensation and Corporate Governance Committee has adopted stock ownership guidelines for our non-employee directors. Under the guidelines, each non-employee director who receives equity grants from us is required to hold 5,000 shares of our Class A common stock. If a director does not yet meet the holding requirement, the director must hold an amount of shares equal to 50% of the net shares acquired from us as compensation for director services. As of the date of this proxy statement, the holdings of each non-employee director are sufficient to comply with this policy.

We do not provide compensation to Messrs. Tucci and Maritz, and did not provide compensation to Mr. Goulden, for their service on our Board of Directors because they are officers of EMC or a subsidiary of EMC. Accordingly, Messrs. Tucci and Maritz are not, and Mr. Goulden was not, subject to the stock ownership guidelines established for our non-employee directors. Mr. Goulden resigned from the Board of Directors in April 2014.

Mr. Sagan, who was elected to our Board of Directors in April 2014, will participate in the non-employee director compensation arrangements described above.

The table below summarizes the compensation earned by our non-employee directors for the fiscal year ended December 31, 2013:

Name	Fees Earned (1) ($)		Restricted Stock Unit Awards (2)(3) ($)	Total ($)
Joseph M. Tucci	—		—	—
Michael W. Brown	90,000		237,248	327,248
Pamela J. Craig(4)	20,123		283,475	303,598
John R. Egan	75,000		237,248	312,248
David I. Goulden(5)	—		—	—
Renee J. James(6)	45,055		237,248	282,303
Paul A. Maritz	—		—	—
Dennis D. Powell	85,000		237,248	322,248
David N. Strohm(7)	94,644	(6)	237,248	331,892

(1)	Includes annual retainer for service on our Board of Directors and additional amounts, as applicable, for committee membership and service as committee chair.
(2)	Amounts shown represent the grant date fair values computed in accordance with ASC Topic 718 of the restricted stock unit grants in this table, rather than an amount paid to or realized by the director. The fair market value of these awards have been determined based on assumptions set forth in the note titled “Stockholders’ Equity” to our audited financial statements for the fiscal year ended December 31, 2013, included in our Annual Report on Form 10-K filed with the SEC on February 25, 2014.
(3)	On May 29, 2013, each of Messrs. Brown, Egan, Powell and Strohm and Ms. James was granted an award of 3,276 RSUs, with a grant date fair value of $237,248, in each case, computed in accordance with ASC Topic 718, as described in Footnote 2 to this table.
(4)	Ms. Craig’s service on our Board of Directors commenced in September 2013. In connection with her election to the Board of Directors, Ms. Craig was granted an award of 3,193 RSUs, with a grant date fair value of $283,475, computed in accordance with ASC Topic 718, as described in Footnote 2 to this table. Ms. Craig’s cash earnings include a pro-rated amount for her service as a member of the Mergers and Acquisitions Committee, which began in September 2013.
(5)	Mr. Goulden resigned from the Board of Directors in April 2014.
(6)	Ms. James resigned from the Board of Directors in September 2013. Prior to her resignation she had vested in 819 of the RSUs granted to her on May 29, 2013. The balance of the RSU grant was forfeited. Additionally, Ms. James’s cash payment includes a pro-rated amount for her service as a member of the Audit Committee from January 1, 2013 until September 10, 2013.
(7)	Mr. Strohm’s cash earnings include a pro-rated amount for his service as a member of the Audit Committee, which began in September 2013.

The table below shows the aggregate numbers of unvested VMware stock awards and option awards outstanding for each non-employee director as of December 31, 2013.

Name	Unvested Restricted Stock Unit Awards	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable
Joseph M. Tucci	—	—	—
Michael W. Brown	1,638	18,000	—
Pamela J. Craig	2,395	—	—
John R. Egan	1,638	18,000	—
David I. Goulden(1)	—	—	—
Renee J. James(2)	—	—	—
Paul A. Maritz(3)	12,276	1,340,006	—
Dennis D. Powell	1,638	1,500	—
David N. Strohm	1,638	—	—

(1)	Mr. Goulden resigned from the Board of Directors in April 2014.
(2)	Ms. James resigned from the Board of Directors in September 2013. RSUs that were unvested at the time of her resignation were forfeited.
(3)	Mr. Maritz does not receive any cash or equity compensation for his service on the Board of Directors. The vested and unvested equity amounts listed above were received as compensation for his service as VMware’s Chief Executive Officer from July 2008 until August 2012. As an employee of Pivotal, a majority-owned subsidiary of EMC in which VMware has an ownership interest, Mr. Maritz continues to vest in equity awards granted by VMware while he is employed by EMC or Pivotal.

REVIEW AND APPROVAL OF TRANSACTIONS WITH RELATED PERSONS

From time to time, we enter into transactions in which “related persons” (as defined in Item 404 of Regulation S-K adopted by the SEC under the federal securities laws) could be deemed to have a direct or indirect material interest. Related persons include our directors and executive officers, their immediate family members and stockholders beneficially owning more than five percent of either class of our common stock. We enter into these transactions in the ordinary course of business in connection with the design, development, marketing, sales and distribution of our products and in the administration and oversight of our business operations.

We have adopted a written policy and procedures for the review, approval and ratification of transactions involving related persons. We recognize that transactions with related persons may present potential or actual conflicts of interest or an appearance of impropriety. Additionally, these transactions must be fair to us in accordance with applicable Delaware corporate law. Accordingly, as a general matter, it is our policy to closely assess and evaluate transactions with related persons. Our policy provides that transactions with related persons are subject to review by our Audit Committee.

The policy covers all transactions, arrangements or relationships (or any series of similar transactions, arrangements or relationships), in which we or any of our subsidiaries is or will be a participant, in which the amount involved exceeds $120,000 and in which any related person has or may have a direct or indirect material interest. An investor may obtain a written copy of this policy by sending a request to Attention: Legal Department, VMware Inc., 3401 Hillview Avenue, Palo Alto, California 94304.

Additionally, ownership interests of our directors or officers in the common stock of EMC or service as both a director of EMC and VMware, or as a director of VMware and an officer or employee of EMC, could create, or appear to create, potential conflicts of interest when directors and officers are faced with decisions that could have different implications for us and EMC. In order to address potential conflicts of interest between us and EMC with respect to corporate opportunities, our certificate of incorporation contains provisions regulating and defining the conduct of our affairs as they may involve EMC and its officers and directors and our powers, rights, duties and liabilities and those of our officers, directors and stockholders in connection with our relationship with EMC. Our certificate of incorporation also contains provisions limiting the liability of our directors or officers who are also directors or officers of EMC in the event they learn of a transaction that may be a corporate opportunity for both us and EMC, provided they comply with the provisions set forth in our certificate of incorporation. For more information, see “Transactions with Related Persons—Our Relationship with EMC Corporation.”

TRANSACTIONS WITH RELATED PERSONS

Our Relationship with EMC Corporation

Prior to our IPO in August 2007, we operated as a wholly owned subsidiary of EMC. EMC continues to be our majority stockholder, and we are considered a “controlled company” under the NYSE Rules. EMC has the power, acting alone, to approve any action requiring a vote of the majority of our voting shares and to elect all our directors. In addition, until the first date on which EMC or its successor-in-interest ceases to beneficially own 20% or more of the outstanding shares of our common stock, the prior affirmative vote or written consent of EMC as the holder of our Class B common stock or its successor-in-interest will be required in order to authorize a number of significant actions.

As described in “Our Board of Directors and Nominees,” two members of our Board of Directors are executive officers of EMC or EMC subsidiaries. The Chairman of our Board, Joseph M. Tucci, is the Chairman and Chief Executive Officer of EMC and Paul M. Maritz is Chief Executive Officer of Pivotal, a majority-owned subsidiary of EMC in which VMware has an ownership interest. Additionally, during fiscal year 2013, David I. Goulden was a member of our Board of Directors. Mr. Goulden is the Chief Executive Officer of EMC Information Infrastructure. Mr. Goulden resigned from the Board of Directors in April 2014.

Overview

We operated as a wholly owned subsidiary of EMC from January 2004 to August 17, 2007, the closing date of our IPO. Subsequent to our IPO, we continue to be a majority owned and controlled subsidiary of EMC, our results of operations and financial position are consolidated with EMC’s financial statements, we continue to receive various administrative services from EMC, we have entered into agreements regarding EMC’s and our intellectual property and real estate, we and EMC sell goods and services as vendors to one another, EMC resells our products to third party customers and we and EMC resell each other’s services to third party customers. Additionally, in geographic areas where we have not established our own subsidiaries, we contract with EMC subsidiaries for support services and EMC employees who are managed by our personnel have provided services on our behalf. As described further below, our relationship with EMC includes the following aspects:

•	EMC is our controlling stockholder and, as such, has certain rights under our charter documents.

•	A master transaction agreement entered into with EMC in conjunction with our IPO, together with ancillary agreements, governs many aspects of our post-IPO business relationship with EMC.

•	We contract for certain services from EMC subsidiaries in geographic regions where we do not have legal entities established.

•	We transact ongoing business with EMC pursuant to certain ordinary course agreements, including agreements to collaborate on technology projects.

•	From time to time, we engage in transactions with EMC to effect the sale or transfer of business assets and we have also invested alongside EMC in certain joint ventures.

As reported in our 2013 Annual Report on Form 10-K filed with the SEC on February 25, 2014, VMware and EMC engaged in the following transactions during 2013:

•	We incurred expenses of $128 million for costs incurred by EMC for our direct benefit, such as salaries, benefits, travel and rent. These costs include an estimated arm’s-length mark-up.

•

We recorded $4.0 million of interest expense related to a promissory note with EMC. The note bore interest at a rate equal to the 90-day LIBOR plus 55 basis points (0.80% as of December 31, 2013), with interest payable quarterly in arrears. On January 21, 2014, in connection with VMware’s acquisition of AirWatch, VMware and EMC entered into a note exchange agreement providing for the issuance of three promissory notes in the aggregate principal amount of $1.5 billion. The notes bear interest, payable quarterly in arrears, at the annual rate of 1.75%. For more information see, “Notes Payable to EMC” below.

•

We paid $8 million in income taxes to EMC for our portion of EMC’s consolidated federal income taxes, pursuant to our tax sharing agreement with EMC. Under the same tax sharing agreement, EMC paid us $32 million in 2013 relating to periods where we had a stand-alone federal taxable loss or where we had federal tax credits in excess of federal tax liabilities. The difference between income taxes calculated on a separate return basis and income taxes calculated within EMC’s consolidated, combined and unitary returns is presented as a component of our stockholders’ equity. The amount presented as a component of our stockholders’ equity from the tax sharing arrangement was recorded as a decrease in stockholders’ equity of $3 million. For more information, see “Tax Sharing Agreement” below.

•	We recognized professional service revenue of $72 million for services that we provided to EMC customers.

•	We recognized revenue from products and services purchased by EMC for its internal use of $32 million.

•	We purchased $56 million of products and services from EMC.

•

Pursuant to a reseller arrangement with EMC, EMC bundles our products and services with EMC’s products and sells them to end users. In 2013, we recognized revenues of $141 million from products and services sold pursuant to our reseller arrangement with EMC.

•	Cash proceeds from the exercise of EMC options held by VMware employees paid to EMC were $11 million.

•

EMC paid us $7 million for services and support provided to EMC by VMware related to collaborative technology projects. We paid EMC $13 million for services and support provided to us by EMC related to collaborative technology projects.

•

In the fourth quarter of 2013, VMware and EMC modified an existing technology licensing arrangement. Pursuant to the modified arrangement, VMware received certain rights to developed technology for a lump-sum payment of $26 million. In addition to the license of the technology, VMware will pay EMC for support and for development collaboration.

•

Effective September 1, 2012, Patrick P. Gelsinger succeeded Paul M. Maritz as Chief Executive Officer of VMware. Prior to joining VMware, Mr. Gelsinger was the President and Chief Operating Officer of EMC Information Infrastructure Products. Mr. Maritz remains a board member of VMware and currently serves as Chief Executive Officer of Pivotal, a majority-owned subsidiary of EMC in which VMware has an ownership interest. Both Mr. Maritz and Mr. Gelsinger retain and continue to vest in certain of their respective equity awards that they held as of September 1, 2012. Stock-based compensation related to Mr. Gelsinger’s EMC awards are recognized on VMware’s consolidated statements of income over the awards’ remaining requisite service periods. Effective September 1, 2012, stock-based compensation related to Mr. Maritz’s VMware awards will not be recognized by VMware.

•

During 2013, VMware and EMC contributed assets and employees to Pivotal, a majority-owned subsidiary of EMC in which VMware has an ownership interest. Additionally in 2013, VMware provided transition services to Pivotal of $12 million, purchased $7 million of products and services for internal used and recognized revenues of $5 million from a reseller agreement with Pivotal. For more information, see “Joint Contribution of Assets with EMC into Pivotal” below.

EMC as our Controlling Stockholder

As of the close of business on the Record Date, EMC owned approximately 79.6% of our common stock (approximately 32.9% of our Class A common stock and 100% of our Class B common stock) and controlled approximately 97.2% of the combined voting power of our common stock. For as long as EMC or its successor-in-interest continues to control more than 50% of the combined voting power of our common stock, EMC or its successor-in-interest will be able to direct the election of all the members of our Board of Directors and exercise control over our business and affairs, including any determinations with respect to mergers or other business combinations involving us, the acquisition or disposition of assets, the incurrence of indebtedness, the issuance of any additional common stock or other equity securities, and the payment of dividends with respect to our common stock. Similarly, EMC or its successor-in-interest will have the power to determine matters submitted to a vote of our stockholders without the consent of our other stockholders, will have the power to prevent a change in control of us and will have the power to take other actions that might be favorable to EMC or its successor-in-interest.

Certain of EMC’s rights as our majority stockholder arise from being the sole holder of our Class B common stock, which has certain voting rights greater than the voting rights of our Class A common stock. Holders of our Class B common stock are entitled to ten votes per share of Class B common stock on all matters except for the election of our Group II directors, in which case they are entitled to one vote per share, whereas holders of our Class A common stock are entitled to one vote per share of Class A common stock in all cases. The holders of Class B common stock, voting separately as a class, are entitled to elect 80% of the total number of directors on our Board of Directors that we would have if there were no vacancies on our Board of Directors at the time. These are our Group I directors. The holders of Class A common stock and the holders of Class B common stock, voting together as a single class, are entitled to elect our remaining directors, which at no time will be less than one director—our Group II director(s). Accordingly, the holders of our Class B common stock currently are entitled to elect 8 of our 9 directors. If EMC transfers shares of our Class B common stock to any party other than a successor-in-interest or a subsidiary of EMC (other than in a distribution to its stockholders under Section 355 of the Code, or in transfers following such a distribution), those shares will automatically convert into Class A common stock. For so long as EMC or its successor-in-interest beneficially owns shares of our common stock representing at least a majority of the votes entitled to be cast by the holders of outstanding voting stock, EMC will be able to elect all of the members of our Board of Directors.

Our certificate of incorporation also contains provisions that require that as long as EMC beneficially owns at least 20% or more of the outstanding shares of our common stock, the prior affirmative vote or written consent of EMC (or its successor-in-interest) as the holder of the Class B common stock is required (subject in each case to certain exceptions) in order to authorize us to:

•	consolidate or merge with any other entity;

•	acquire the stock or assets of another entity in excess of $100 million;

•	issue any stock or securities except to our subsidiaries or pursuant to our employee benefit plans;

•	establish the aggregate annual amount of shares we may issue in equity awards;

•	dissolve, liquidate or wind us up;

•	declare dividends on our stock;

•	enter into any exclusive or exclusionary arrangement with a third party involving, in whole or in part, products or services that are similar to EMC’s; or

•	amend, terminate or adopt any provision inconsistent with certain provisions of our certificate of incorporation or bylaws.

Beneficial ownership of at least 80% of the total voting power and value of our outstanding common stock is required in order for EMC to continue to include us in its consolidated group for federal income tax purposes (the “Consolidated Group”), and beneficial ownership of at least 80% of the total voting power is required in order for EMC to effect a tax-free spin-off of us or certain other tax-free transactions. We have been included in EMC’s consolidated group for U.S. federal income tax purposes. We have agreed that for so long as EMC or its successor-in-interest continues to own greater than 50% of the voting control of our outstanding common stock, we will not knowingly take or fail to take any action that could reasonably be expected to preclude EMC’s or its successor-in-interest’s ability to undertake a tax-free spin-off.

In order to address potential conflicts of interest between us and EMC with respect to corporate opportunities that are otherwise permitted to be undertaken by us, our certificate of incorporation contains provisions regulating and defining the conduct of our affairs as they may involve EMC and its officers and directors and our powers, rights, duties and liabilities and those of our officers, directors and stockholders in connection with our relationship with EMC. In general, these provisions recognize that, subject to the limitations related to our technology and product development and marketing activities, we and EMC may engage in the same or similar business activities and lines of business, may have an interest in the same areas of corporate opportunities and will continue to have contractual and business relations with each other. It is also contemplated that officers and directors of EMC may also serve as officers and directors of VMware and vice versa.

Our certificate of incorporation provides that, subject to the limitations related to our technology and product development and marketing activities, EMC will have no duty to refrain from:

•	engaging in the same or similar business activities or lines of business as us;

•	doing business with any of our clients or customers; or

•	employing or otherwise engaging any of our officers or employees.

Our certificate of incorporation provides that if EMC acquires knowledge of a potential transaction or matter which may be a corporate opportunity for both us and EMC, EMC will have no duty to communicate or present such corporate opportunity to us, and we will, to the fullest extent permitted by law, renounce any interest or expectancy in any such opportunity and waive any claim that such corporate opportunity be presented to us. EMC will have satisfied its fiduciary duty with respect to such a corporate opportunity and will not be liable to us or our stockholders for breach of any fiduciary duty as our stockholder by reason of the fact that EMC acquires or seeks the corporate opportunity for itself, directs that corporate opportunity to another person or does not present that corporate opportunity to us.

If one of our directors or officers who is also a director or officer of EMC learns of a potential transaction or matter that may be a corporate opportunity for both us and EMC and which may be properly pursued by us pursuant to the limitations related to our technology and product development and marketing activities, our certificate of incorporation provides that the director or officer will have satisfied his or her fiduciary duties to us and our stockholders, will not be liable for breach of fiduciary duties to us and our stockholders with respect to such corporate opportunity, and will be deemed not to have derived an improper personal economic gain from such corporate opportunity if the director or officer acts in good faith in a manner consistent with the following policy:

•

where an opportunity is offered to a VMware director (but not an officer) who is also a director or officer of EMC, VMware will be entitled to pursue such opportunity only when expressly offered to such individual solely in his or her capacity as a VMware director;

•

where an opportunity is offered to a VMware officer who is also an EMC officer, VMware will be entitled to pursue such opportunity only when expressly offered to such individual solely in his or her capacity as a VMware officer;

•

where an opportunity is offered to a VMware officer who is also a director (but not an officer) of EMC, VMware will be entitled to pursue such opportunity unless expressly offered to the individual solely in his or her capacity as an EMC director; and

•

where one of our officers or directors, who also serves as a director or officer of EMC, learns of a potential transaction or matter that may be a corporate opportunity for both us and EMC in any manner not addressed in the foregoing descriptions, such director or officer will have no duty to communicate or present that corporate opportunity to us and will not be liable to us or our stockholders for breach of fiduciary duty by reason of the fact that EMC pursues or acquires that corporate opportunity for itself.

The foregoing limitation of liability provisions are not intended to be an allocation of corporate opportunities between us and EMC. For purposes of our certificate of incorporation, “corporate opportunities” are limited to business opportunities permitted by the provisions related to our technology and product development and marketing activities and, subject to this limitation, include business opportunities which we are financially able to undertake, which are, from their nature, in our line of business, are of practical advantage to us and are ones in which we have an interest or a reasonable expectancy, and in which, by embracing the opportunities, the self-interest of EMC or its officers or directors will be brought into conflict with our self-interest.

The corporate opportunity provisions in our certificate of incorporation will continue in effect until the later of (1) EMC or its successor-in-interest ceasing to beneficially own 20% or more of the outstanding shares of our common stock and (2) the date upon which no VMware officer or director is also an officer or director of EMC or its successor-in-interest. The vote of at least 80% of the votes entitled to be cast are required to amend, alter, change or repeal these corporate opportunity provisions.

Notes Payable to EMC

In April 2007, we declared an $800 million dividend to EMC in the form of a note payable. The note had an initial maturity date of April 2012. The note was amended in June 2011 to extend the maturity date to April 16, 2015 and reflect the then outstanding balance of $450 million. In 2013 the note bore interest at a rate equal to the 90-day LIBOR plus 55 basis points (0.80% as of December 31, 2013), with interest payable quarterly in arrears. During 2013, we recorded $4.0 million of interest expense related to the note in our financial statements.

On January 21, 2014, in connection with VMware’s acquisition of AirWatch, VMware and EMC entered into a note exchange agreement providing for the issuance of three promissory notes in the aggregate principal amount of $1.5 billion. This amount includes $450 million that was exchanged for the $450 million promissory note issued to EMC in April 2007, as amended and restated in June 2011. The three notes have the following maturity dates, at which time any remaining outstanding principal is due: $680 million due May 1, 2018, $550 million due May 1, 2020 and $270 million due December 1, 2022. The notes bear interest, payable quarterly in arrears, at the annual rate of 1.75%. VMware may repay the notes, without penalty or premium, at any time.

Master Transaction Agreement and Ancillary Agreements

At the time of our IPO, we and EMC entered into certain agreements governing various interim and ongoing relationships between us. These agreements include:

•	a master transaction agreement;

•	an administrative services agreement;

•	a tax sharing agreement;

•	an insurance matters agreement;

•	an employee benefits agreement;

•	an intellectual property agreement; and

•	real estate agreements.

The agreements summarized below were filed as exhibits to the registration statement relating to our IPO. You are encouraged to read the full text of these material agreements. We entered into these agreements with EMC in the context of our relationship with EMC as our parent and controlling stockholder. The prices and other terms of these agreements were designed to be consistent with the requirements of Section 482 of the Code and related U.S. Treasury Regulations with respect to transactions between related parties.

Master Transaction Agreement

The master transaction agreement contains key provisions relating to our ongoing relationship with EMC. Unless otherwise required by the specific provisions of the agreement, the master transaction agreement will terminate on a date that is five years after the first date on which EMC ceases to own shares representing at least 20% of our common stock. The provisions of the master transaction agreement related to our cooperation with EMC in connection with future litigation will survive seven years after the termination of the agreement, and provisions related to confidential information and indemnification by us and EMC will survive indefinitely.

Registration Rights. Pursuant to the master transaction agreement, at the request of EMC, we will use our reasonable best efforts to register shares of our common stock that are held or subsequently acquired by EMC for public sale under the 1933 Securities Act, as amended (the “Securities Act”). EMC may request up to two registrations in any calendar year. We also provide EMC with “piggy-back” rights to include its shares in future registrations by us of our securities under the Securities Act. There is no limit on the number of these “piggy-back” registrations in which EMC may request its shares be included.

EMC may not transfer its registration rights other than to an affiliate. EMC’s registration rights will terminate on the earlier of the date on which EMC has sold or transferred all of its shares of our common stock deemed “restricted securities” or our common stock held by EMC may be sold without restriction pursuant to Rule 144 of the Securities Act.

We have agreed to cooperate in these registrations and related offerings. All expenses payable in connection with such registrations will be paid by us, including the fees and expenses of one firm of legal counsel chosen by EMC, except that EMC will pay all its own internal administrative costs and underwriting discounts and commissions applicable to the sale of its shares of our common stock.

Future Distributions. Additionally, we have agreed to cooperate, at our expense, with EMC to accomplish a distribution by EMC of our common stock, and we have agreed to promptly take any and all actions necessary or desirable to effect any such distribution. EMC will determine, in its sole discretion, whether such distribution shall occur, the date of the distribution and the form, structure, and all other terms of any transaction to effect the distribution. A distribution may not occur at all. At any time prior to completion of the distribution, EMC may decide to abandon the distribution, or may modify or change the terms of the distribution, which could have the effect of accelerating or delaying the timing of the distribution.

Anti-Dilution Option. Pursuant to the master transaction agreement, we have granted EMC a continuing right to purchase from us shares of Class A common stock and Class B common stock at fair market value as determined in accordance with the agreement in order to maintain EMC’s respective percentage ownership interests in our Class A common stock and Class B common stock following our IPO. This option may not be exercised by EMC in connection with any issuance by us of any shares pursuant to any stock option or other executive or employee compensation plan, except where such issuance would cause EMC’s percentage ownership of common stock to fall below 80.1%.

Restrictive Covenants. Under the master transaction agreement, we have agreed to obtain the consent of the holders of our Class B common stock prior to taking certain actions, including those set forth above as requiring approval under our certificate of incorporation.

Indemnification. The master transaction agreement provides for cross-indemnities that generally will place the financial responsibility on us and our subsidiaries for all liabilities associated with the current and historical VMware business and operations, and generally will place on EMC the financial responsibility for liabilities associated with all of EMC’s other current and historical businesses and operations, in each case regardless of the time those liabilities arise. The master transaction agreement also contains indemnification provisions under which we and EMC each indemnify the other with respect to breaches of the master transaction agreement or any intercompany agreement.

In addition to the general indemnification obligations described above relating to the current and historical VMware and EMC businesses and operations, we and EMC have agreed to cross-indemnify each other against liabilities arising from any misstatements or omissions in one another’s SEC filings and from information each of us provides to the other specifically for inclusion in the other party’s annual or quarterly reports, but only to the extent that the information pertains to the party providing the information or its business or to the extent the party filing the SEC report provides the party supplying the information with prior written notice that the information will be included in its annual or quarterly reports and the liability does not result from the action or inaction of the party filing the report.

Accounting Matters; Legal Policies. Under the master transaction agreement, we agreed to use our reasonable best efforts to use the same independent auditors selected by EMC and to maintain the same fiscal year as EMC until such time as EMC is no longer required to consolidate our results of operations and financial position (determined in accordance with GAAP consistently applied). We also agreed to use our reasonable best efforts to complete our audit and provide EMC with all financial and other information on a timely basis such that EMC may meet its deadlines for its filing annual and quarterly financial statements.

Additionally, for as long as EMC is providing us with legal services under the administrative services agreement, the master transaction agreement will require us to comply with all EMC policies and directives identified by EMC as critical to legal and regulatory compliance and to not adopt legal or regulatory policies or directives inconsistent with the policies identified by EMC.

Administrative Services Agreement

Under the administrative services agreement, EMC may provide us with services and resources, including tax, accounting, treasury, legal and human resources services. For such time as the administrative services agreement is in effect, EMC and VMware may agree on additional services to be included in the administrative services agreement. Under the agreement, EMC provides services to VMware with substantially the same degree of skill and care as such services are performed within EMC. In exchange for services rendered, we pay fees to EMC based on the number and total cost of the EMC employees required to provide services, or as may otherwise be agreed.

Following expiration of the initial term of the administrative services agreement on September 30, 2007, the administrative services agreement extends automatically for additional three-month terms unless terminated by one of the parties. VMware has the right to terminate any of the services provided by EMC under the administrative services agreement at any time upon 30 day prior written notice of termination to EMC.

Pursuant to the administrative services agreement, VMware is responsible for, and will indemnify EMC with respect to, VMWare’s losses for property damage or personal injury in connection with the services provided, except to the extent that such losses are caused by the gross negligence, breach, bad faith or willful misconduct of EMC. Since December 31, 2008, we have provided most of the services subject to the administrative services agreement for ourselves. However, the agreement has not been terminated and remains in effect.

Tax Sharing Agreement

We have been included in the Consolidated Group as well as in certain consolidated, combined or unitary groups that include EMC or certain of its subsidiaries, or both (a “Combined Group”), for state and local income tax purposes. We entered into a new tax sharing agreement that became effective upon consummation of our IPO. Pursuant to the tax sharing agreement, we and EMC generally will make payments to each other such that, with respect to tax returns for any taxable period in which we or any of our subsidiaries are included in the Consolidated Group or any Combined Group, the amount of taxes to be paid by us is determined, subject to certain adjustments, as if we and our subsidiaries included in the Consolidated Group or Combined Group filed our own consolidated, combined or unitary tax return. EMC prepares pro forma tax returns for us with respect to any tax return filed with respect to the Consolidated Group or any Combined Group in order to determine the amount of tax sharing payments under the tax sharing agreement. We are responsible for any taxes with respect to tax returns that include only us and our subsidiaries. During the first quarter of 2011, we amended the tax sharing agreement to provide that intercompany payments due to one another under the tax sharing agreement would be made on a quarterly, rather than annual, basis.

EMC is primarily responsible for controlling and contesting any audit or other tax proceeding with respect to the Consolidated Group or any Combined Group. Disputes arising between the parties relating to matters covered by the tax sharing agreement are subject to resolution through specific dispute resolution provisions.

We are included in the Consolidated Group for periods in which EMC owned at least 80% of the total voting power and value of our outstanding stock. EMC, during any part of a consolidated return year, is liable for the tax on the consolidated return of such year, except for such taxes related to (i) our separate tax liability and (ii) our business and operations, of such year and for any subsequently determined deficiency thereon. Similarly, in some jurisdictions, each member of a consolidated, combined or unitary group for state, local or foreign income tax purposes is jointly and severally liable for the state, local or foreign income tax liability of each other member of the consolidated, combined or unitary group. Accordingly, although the tax sharing agreement allocates tax liabilities between us and EMC, for any period in which we were included in the Consolidated Group or a Combined Group, we could be liable in the event that any income tax liability was incurred, but not discharged, by any other member of the Consolidated Group or a Combined Group.

Our and EMC’s respective rights, responsibilities and obligations with respect to any possible spin-off of our stock to EMC stockholders are set forth in the tax sharing agreement. If EMC were to decide to pursue a possible spin-off, we have agreed to cooperate with EMC and to take any and all actions reasonably requested by EMC in connection with such a transaction. We have also agreed not to knowingly take or fail to take any actions that could reasonably be expected to preclude EMC’s ability to undertake a tax-free spin-off. In the event EMC completes a spin-off, we have agreed not to take certain actions, such as asset sales or contributions, mergers, stock issuances or stock sales within the two years following the spin-off without first obtaining the opinion of tax counsel or an Internal Revenue Service ruling to the effect that such actions will not result in the spin-off failing to qualify as a tax-free spin-off. In addition, we generally would be responsible for, among other things, any taxes resulting from the failure of a spin-off to qualify as a tax-free transaction to the extent such taxes are attributable to, or result from, any action or failure to act by us or certain transactions involving us following a spin-off and a percentage of such taxes to the extent such taxes are not attributable to, or do not result from, any action or failure to act by either us or EMC.

Insurance Matters Agreement

We also entered into an insurance matters agreement with EMC in conjunction with our IPO. Pursuant to the insurance matters agreement, EMC maintains insurance policies covering, and for the benefit of, us and our directors, officers and employees. The insurance policies maintained by EMC under the insurance matters agreement are comparable to those maintained by EMC and covering us prior to our IPO. Except to the extent that EMC allocates a portion of its insurance costs to us, we must reimburse EMC, as the case may be, for premium expenses, deductibles or retention amounts, and all other costs and expenses that EMC may incur in connection with the insurance coverage EMC maintains for us. We are responsible for any action against VMware in connection with EMC’s maintenance of insurance coverage for us, including as a result of the level or scope of any insurance, the creditworthiness of any insurance carrier, the terms and conditions of any policy, or the adequacy or timeliness of any notice to an insurance carrier in connection with a claim or potential claim or otherwise, during the term of the insurance matters agreement, except to the extent that such action arises out of or is related to the breach by EMC of the insurance matters agreement or the related insurance policies, or the gross negligence, bad faith or willful misconduct of EMC in connection with the insurance matters agreement or the related insurance policies.

The term of the insurance matters agreement will expire on a date which is 45 days after the date upon which EMC owns shares of our common stock representing less than a majority of the votes entitled to be cast by all holders of our common stock. We may also unilaterally terminate this agreement upon convenience but are required to have replacement insurance in place at the time we choose to do so.

Employee Benefits Agreement

We have also entered into an employee benefits agreement with EMC. The employee benefits agreement allocates liabilities and responsibilities relating to employee compensation and benefit plans and programs and other related matters, including the treatment of outstanding EMC equity awards which may be held by our employees and the allocation of certain retirement plan assets and liabilities and the ownership of work product developed for our benefit.

VMware employees who continued to hold EMC stock options following our IPO continue to have their existing grants governed under EMC’s stock plans. Additionally, when employees transfer from EMC to VMware with outstanding EMC options and restricted stock awards at the date of transfer, the employees retain their EMC grants which continue to be governed under the EMC stock plan and vest during the employment at

VMware. As of December 31, 2013, stock options for approximately 1.696 million shares of EMC stock (of which approximately 1.472 million were exercisable) and unvested restricted stock and restricted stock unit awards for approximately 517,000 shares of EMC stock were held by VMware employees.

Intellectual Property Agreement

The terms of the intellectual property agreement formalize the relationship between us and EMC with respect to our use of certain EMC source code and associated intellectual property rights, as well as EMC’s use of certain VMware source code and associated intellectual property rights.

Under the terms of the intellectual property agreement, we and EMC fully release one another from claims resulting from any acts of infringement that might have occurred prior to the date our IPO was completed. Going forward, EMC will provide to us license rights under certain source code and associated intellectual property rights to design, develop, distribute, service and support our existing products, as well as any updates, upgrades and future versions of those products, and the implementation of interoperability between future VMware products and EMC products. These rights exclude our ability to use EMC’s intellectual property to create certain types of products.

We, in turn, will provide to EMC license rights under certain source code and associated intellectual property rights to design, develop, distribute, service and support EMC’s existing products, any updates, upgrades and future versions of those products, as well as EMC’s future products. These rights exclude the ability of EMC to use our intellectual property to create certain types of products. The scope of the patent rights we provide to EMC and the scope of products with which EMC may use our intellectual property rights will be initially narrowed at such time as EMC no longer owns 50% of our common stock, and further narrowed at such time as EMC no longer owns 20% of our common stock. The scope of products with which EMC may use our intellectual property rights will also be narrowed if there is a change in control of EMC at such time as EMC no longer owns 50% of our common stock. EMC will indemnify us for any losses arising out of any use by EMC of the intellectual property rights we provide to EMC under the intellectual property agreement, and we will indemnify EMC for any losses arising out of any use by us of the intellectual property rights EMC provides to us under the intellectual property agreement.

Real Estate Agreements

We entered into a real estate license agreement with EMC in conjunction with our IPO. The real estate license agreement governs the terms under which we may use the space we share, and will continue to share, with EMC at certain properties that EMC or VMware currently leases. The real estate license agreement did not materially change other arrangements we have with EMC related to shared space or the amounts we are charged for use of such space.

Support from EMC Subsidiaries in Certain Geographic Regions

Prior to our IPO, we entered into several agreements with EMC with respect to international marketing, call center support, and research and development services. EMC has continued to provide these services to us following our IPO pursuant to these agreements and similar subsequent arrangements. In certain circumstances where we do not have an established legal entity, EMC employees managed by our personnel have provided services on our behalf. We have also entered into various geographically-specific marketing services agreements and other arrangements with certain of EMC’s subsidiaries. The terms of these agreements are substantially similar, and, under such agreements, the local EMC subsidiaries have agreed to provide us, upon our request, with services that include promoting our products, developing our customer base and acting as a liaison to certain customers. Under the provisions of the agreements, we are charged by such EMC subsidiaries for performing services under these agreements. The agreements are effective until terminated by either party upon 30 day written notice.

Support to EMC for Operation of Mozy Business

In 2011, VMware acquired certain assets relating to EMC’s Mozy cloud-based data storage and data center services, including certain data center assets and a license to certain intellectual property. EMC retained ownership of the Mozy business and its remaining assets. EMC continues to be responsible to Mozy customers for Mozy products and services and continues to recognize revenue from such products and services.

VMware entered into an operational support agreement with EMC through the end of 2012, pursuant to which VMware took over responsibility to operate the Mozy service on behalf of EMC. Pursuant to the support agreement, costs incurred by VMware to support EMC’s Mozy services, plus a mark-up intended to approximate third-party costs and a management fee, were reimbursed to VMware by EMC. In the fourth quarter of 2012, the operational support agreement between VMware and EMC was amended such that VMware would no longer operate the Mozy service on behalf of EMC. Under the amendment, VMware transferred substantially all employees that support Mozy services to EMC and EMC purchased certain assets from VMware in relation to transferred employees. The termination of service and related transfer of employees and sale of assets was substantially completed during the first quarter of 2013. Amounts reimbursed by EMC to VMware to operate Mozy were immaterial in the year ended December 31, 2013.

Ongoing and Ordinary Course of Business Agreements

In 2013, we recognized revenue from various software licensing and support agreements with EMC covering the purchase of approximately $32 million in VMware products and services by EMC for its internal use and approximately $56 million in products and services from EMC and its subsidiaries by VMware for internal use. We also recognized professional service revenue of $72 million for services VMware provided to EMC customers and $141 million for products and services sold pursuant to a reseller agreement with EMC. Additionally, during 2013, pursuant to reseller arrangements between VMware and EMC, EMC entered into agreements with third party customers for their purchase of VMware products and professional services with an aggregate value of approximately $279 million.

From time to time, we also enter into various licensing, technology and marketing agreements with EMC relating primarily to furthering the interoperability of our respective technologies. These agreements provide for deployment of internal resources of both companies. In 2013, we received $7 million from EMC for EMC’s portion of expenses related to collaborative technology projects and we paid EMC $13 million for VMware’s portion of expenses related to collaborative technology projects.

Joint Contribution of Assets with EMC to Pivotal

During 2013, VMware transferred certain assets and liabilities to Pivotal. VMware contributed certain assets, including intellectual property, to Pivotal, and Pivotal assumed substantially all liabilities, related to certain of VMware’s Cloud Application Platform products and services, including VMware’s Cloud Foundry, VMware vFabric (including Spring and GemFire) and Cetas organizations, except for certain tangible assets related to Cloud Foundry. During the year ended December 31, 2013, VMware transferred approximately 415 VMware employees to Pivotal.

VMware received preferred equity interests in Pivotal equal to approximately 31% of Pivotal’s outstanding shares in exchange for its contributions. VMware’s ownership interest in Pivotal is 28% as of December 31, 2013 as a result of investments made by a third-party strategic investor.

Additionally, VMware and Pivotal entered into an agreement pursuant to which VMware will act as the selling agent for the products and services it contributed to Pivotal in exchange for a customary agency fee. In the year ended December 31, 2013, VMware recognized revenues of $5 million from its contractual arrangement with Pivotal. VMware also agreed to provide various transition services to Pivotal. Pursuant to the support agreement, costs incurred by VMware to support Pivotal services are reimbursed to VMware by Pivotal. During the year ended December 31, 2013, VMware provided transition services of $12 million that are reimbursable by Pivotal and which were recorded as a reduction to the costs VMware incurred.

Additionally, VMware purchased products and services for internal use from Pivotal for $7 million in the year ended December 31, 2013. The book value of all contributed assets and the liabilities assumed by Pivotal, with the exception of intangible assets and goodwill, was based on the book values of those assets and liabilities specific to those particular products and services. For intangible assets and goodwill, the book value contributed was based on the relative fair value of the contributed assets applicable to Pivotal.

Ongoing Business with Joint Venture of EMC and Cisco

VCE LLC is a joint venture between EMC and Cisco formed in 2009 in which we have a minority interest. VCE’s business is focused on accelerating customer build-outs of information technology infrastructures through end-to-end enablement of service providers and large enterprise customers. In 2011, we provided VCE a loan of $6.5 million and received a convertible promissory note from VCE that has matured and remains outstanding.

We have in the past done business, and expect to continue to do business, with VCE, on a regular, arm’s-length basis, on the same or similar terms as would be negotiated with unrelated third parties. All such transactions with VCE were in the ordinary course of business on the same or similar terms as would be negotiated with unrelated third parties.

Other Transactions with Related Persons

A son-in-law of Joseph M. Tucci, the Chairman of our Board of Directors, is employed by VMware as a Division Vice President, Sales. In 2013, he earned approximately $544,000 (including salary, commission and bonus), which is commensurate with his level of experience and other employees having similar responsibilities. Additionally, in 2013, Mr. Tucci’s son-in-law received equity awards for 11,321 restricted stock units and 9,434 stock options. The awards vest ratably over 4 years in accordance with VMware’s standard equity grant vesting schedule and the stock options have an exercise price equal to VMware’s fair market value on the date of grant.

Prior to joining VMware, Mr. Tucci’s son-in-law was an employee of EMC. Pursuant to the Employee Benefits Agreement between VMware and EMC discussed above, employees who transfer to VMware from EMC continue to vest in awards previously granted under EMC’s stock plans. Accordingly, in lieu of receiving a new hire grant from VMware, Mr. Tucci’s son-in-law continues to vest in awards previously granted to him at EMC.

During a portion of 2013, Cisco held more than 5% of our Class A common stock. As of the Record Date, Cisco’s ownership in our Class A common stock has dropped below 5%.

We have in the past done business, and expect to continue to do business, with Cisco, including its subsidiaries, on a regular, arm’s-length basis, on the same or similar terms as would be negotiated with unrelated third parties. During 2013, both we and Cisco engaged in purchases of products and services from each other and paid each other royalties for integration of each other’s technology in product sales to third party end users. All such transactions with Cisco were in the ordinary course of business on the same or similar terms as would be negotiated with unrelated third parties.

From time to time, we may purchase or sell goods and services in the ordinary course of business with financial institutions that beneficially own 5% or more of our Class A common stock. We have in the past done business, and expect to continue to do business, with entities affiliated with Prudential Financial and FMR LLC, financial institutions that reported in public filings that they beneficially owned 5% or more of our Class A common stock during all or a portion of 2013, on a regular, arms-length basis, on the same or similar terms as would be negotiated with unrelated third parties.

AUDIT COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material,” to be “filed” with the SEC or be subject to Regulation 14A or Regulation 14C (other than as provided in Item 407 of Regulation S-K) or to the liabilities of Section 18 of the Securities Exchange Act of 1934, and shall not be deemed to be incorporated by reference in future filings with the SEC except to the extent that VMware specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.

The Audit Committee has reviewed and discussed with VMware’s management and PricewaterhouseCoopers LLP the audited consolidated financial statements of VMware contained in VMware’s Annual Report on Form 10-K for the 2013 fiscal year. The Audit Committee has also discussed with PricewaterhouseCoopers LLP the matters required to be discussed by AS No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board.

The Audit Committee has received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding PricewaterhouseCoopers LLP’s communications with the Audit Committee concerning independence, and has discussed with PricewaterhouseCoopers LLP its independence from VMware.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in VMware’s Annual Report on Form 10-K for its 2013 fiscal year for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee

Michael W. Brown, Chair

Dennis D. Powell, Vice Chair

David N. Strohm

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires VMware’s executive officers and directors, and persons who own more than 10% of the common stock, to file reports of ownership and changes in ownership with the SEC and the NYSE. Executive officers, directors and greater than 10% stockholders are required by SEC regulations to furnish us with all copies of Section 16(a) forms they file.

Based solely on our review of these forms and written representations from the officers and directors received by us, we believe that during the fiscal year ended December 31, 2013, all filing requirements were complied with in a timely fashion.

10-K REPORT

A copy of VMware’s Annual Report on Form 10-K, including the financial statements and schedules thereto, required to be filed with the SEC for VMware’s most recently completed fiscal year, may be found on the investor relations page of our website at http://ir.vmware.com. In addition, VMware will provide each beneficial owner of its securities with a copy of the Annual Report on Form 10-K without charge, upon the written request of any such person. Such requests should be sent to the Investor Relations Department, VMware, Inc., 3401 Hillview Avenue, Palo Alto, California 94304.

By order of the Board of Directors

/s/ S. Dawn Smith
S. DAWN SMITH
Senior Vice President, General Counsel, Chief Compliance Officer and Secretary

Palo Alto, California

April 16, 2014

Appendix A: Reconciliation of GAAP to Non-GAAP Data

VMware, Inc.

SUPPLEMENTAL REVENUES SCHEDULE

(INCLUDES RECONCILIATION OF GAAP TO NON-GAAP DATA)

(in millions)

(unaudited)

	For the Year Ended December 31,
	2013	2012
Revenues as reported	$5,207	$4,605
Pivotal	22	120
All dispositions	33	80
Revenues as reported, excluding Pivotal and all dispositions(1)	$5,152	$4,405
Change (%) over prior year	16.9%

(1)	Represents revenues reported less a) the revenues attributable to products and services contributed by VMware to Pivotal on April 1, 2013 and b) the revenues attributable to all lines of businesses which were disposed of in 2013.

VMware, Inc.

RECONCILIATION OF GAAP TO NON-GAAP OPERATING MARGIN

For the Year Ended December 31, 2013

(amounts in millions)

(unaudited)

	GAAP	Stock-Based Compensation	Employer Payroll Taxes on Employee Stock Transactions	Intangible Amortization	Realignment Charges	Acquisition and Other Related Items	Capitalized Software Development Costs(1)	Non-GAAP, as adjusted
Operating expenses:
Cost of license revenues	$210	(2)	—	(90)	—	—	(34)	$84
Cost of services revenues	$520	(29)	(1)	(2)	—	—	—	$488
Research and development	$1,082	(227)	(4)	(4)	—	—	—	$847
Sales and marketing	$1,815	(144)	(3)	(7)	—	—	—	$1,661
General and administrative	$419	(56)	(2)	—	—	(5)	—	$356
Realignment charges	$68	—	—	—	(68)	—	—	$—
Operating income	$1,093	458	10	103	68	5	34	$1,771
Operating margin(2)	21.0%	8.8%	0.2%	2.0%	1.3%	—	0.7%	34.0%

(1)	For the year ended December 31, 2013, no costs were capitalized for the development of software products. Amortization expense from previously capitalized amounts was $34.
(2)	Operating margin is calculated based upon the respective underlying, non-rounded data.

VMware, Inc.

RECONCILIATION OF GAAP TO NON-GAAP OPERATING MARGIN

For the Year Ended December 31, 2012

(amounts in millions)

(unaudited)

	GAAP	Stock-Based Compensation	Employer Payroll Taxes on Employee Stock Transactions	Intangible Amortization	Acquisition Related Items	Capitalized Software Development Costs(1)	Non-GAAP, as adjusted
Operating expenses:
Cost of license revenues	$237	(2)	—	(72)	—	(71)	$92
Cost of services revenues	$484	(28)	(1)	(4)	—	—	$451
Research and development	$999	(210)	(6)	(4)	—	—	$779
Sales and marketing	$1,645	(150)	(5)	(12)	—	—	$1,478
General and administrative	$368	(48)	(2)	—	(4)	—	$314
Operating income	$872	438	14	92	4	71	$1,491
Operating margin(2)	18.9%	9.5%	0.3%	2.0%	0.2%	1.5%	32.4%

(1)	For the year ended December 31, 2012, no costs were capitalized for the development of software products. Amortization expense from previously capitalized amounts was $71.
(2)	Operating margin is calculated based upon the respective underlying, non-rounded data.

vmware®

VMWARE, INC.

3401 HILLVIEW AVE.

PALO ALTO, CA 94304

VOTE BY INTERNET - www.proxvvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M72719-P52131

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

VMWARE, INC.

The Board of Directors recommends you vote FOR the following nominee and proposals:

1. Election of Directors

Nominee: For Against Abstain

1a. Pamela J. Craig

2. To approve, on an advisory basis, the compensation of VMware’s named executive officers as described in VMware’s Proxy Statement.

3. To ratify the selection by the Audit Committee of VMware’s Board of Directors of PricewaterhouseCoopers LLP as VMware’s independent auditors for the fiscal year ending December 31, 2014.

NOTE: The proposals to be voted on may also include such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M72720-P52131

ANNUAL MEETING OF STOCKHOLDERS, MAY 28, 2014

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints Jonathan Chadwick, VMware’s Chief Financial Officer and Executive Vice President, and S. Dawn Smith, VMware’s Senior Vice President, General Counsel, Chief Compliance Officer and Secretary, and each of them, proxies with full power of substitution to each, to represent and to vote at the Annual Meeting of Stockholders of VMware, Inc., a Delaware corporation, to be held on May 28, 2014, at 9:00 a.m., local time, at VMware’s offices at 3401 Hillview Ave, Palo Alto, California 94304 and at any adjournments thereof, all the shares of Class A common stock, par value $.01 per share, of VMware that the undersigned would be entitled to vote if personally present. The undersigned instructs such proxies or their substitutes to act on the following matters as specified by the undersigned, and to vote in such manner as such proxies or their substitutes may determine on any other matters that may properly come before the meeting.

THE PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS SPECIFIED. IF NO CHOICE IS SPECIFIED, THEN THIS PROXY WILL BE VOTED “FOR” THE NOMINEE FOR DIRECTOR (PROPOSAL 1), “FOR” NAMED EXECUTIVE OFFICER COMPENSATION AS DESCRIBED IN VMWARE’S PROXY STATEMENT (PROPOSAL 2) AND “FOR” RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS VMWARE’S INDEPENDENT AUDITORS FOR 2014 (PROPOSAL 3). IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENTS THEREOF.

PLEASE MARK, DATE AND SIGN ON REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

Continued on reverse side